Filed Pursuant to Rule 424(b)(3)
Registration No. 333-136014
Prospectus
$100,000,000
2.375% Convertible Senior Notes due 2026
      We issued the notes in a private placement on May 22, 2006. This prospectus may be used by selling securityholders to resell their notes and the common stock issuable upon conversion of the notes from time to time.
      The notes bear interest at a rate of 2.375% per annum on the principal amount of the notes. We will pay interest on the notes on May 15 and November 15 of each year, beginning on November 15, 2006. Beginning on May 15, 2013, we also will pay contingent interest on the notes if the trading price of the notes is above a specified level during a specified period, as described in this prospectus. The notes will mature on May 15, 2026, unless earlier converted, redeemed or repurchased.
      The notes may be converted by the holder into cash and shares, if any, of our common stock initially at a conversion rate of 20.8125 shares per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $48.05 per share of common stock, subject to adjustment in certain events, under the following circumstances:

•	during any calendar quarter commencing after June 30, 2006, if the last reported sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is greater than or equal to 130% of the applicable conversion price on such last trading day;

•	during the five consecutive business-day period following any five consecutive trading-day period in which the average trading price for the notes was less than 98% of the product of the average of the closing sale price of our common stock during such five trading-day period and the then-current conversion rate;

•	on or after May 15, 2021;

•	if such notes have been called for redemption by us; or

•	upon the occurrence of specified corporate transactions.
      The notes will be convertible into cash and shares of our common stock, if any, based on a daily conversion value calculated on a proportionate basis for each day of a 30 trading-day cash settlement averaging period.
      If a holder elects to convert the notes in connection with certain fundamental changes, we will in certain circumstances increase the conversion rate by a number of additional shares of common stock, or, in lieu thereof, we may in certain circumstances elect to adjust the conversion rate and related conversion obligation so that the notes are convertible into shares of the acquiring or surviving company.
      The notes will be jointly and severally guaranteed on a senior unsecured basis by all of our existing and future restricted material domestic subsidiaries. The notes and the guarantees will be general unsecured unsubordinated obligations ranking equally with our and the guarantors’ other unsecured unsubordinated debt, but will be effectively subordinated to all of our and the guarantors’ secured debt to the extent of the assets securing such debt, including all borrowings under our existing and future senior secured credit facilities, and to all of our non-guarantor subsidiaries’ debt, whether secured or unsecured.
      On or after May 15, 2013, we may redeem all or a portion of the notes at a redemption price of 100% of the principal amount of the notes plus accrued and unpaid interest. Holders may require us to repurchase all or a portion of their notes on May 15, 2013, May 15, 2016, and May 15, 2021 and in the event of a fundamental change, as described in this prospectus, at a price of 100% of the principal amount of the notes plus accrued and unpaid interest.
      We and each holder of the notes have agreed in the indenture to treat the notes as debt instruments subject to U.S. federal income tax contingent payment debt regulations. See “United States Federal Income Tax Considerations.”
      Shares of our common stock are listed on the New York Stock Exchange under the symbol “GBX.” On August 4, 2006, the last reported closing sale price of our common stock was $27.17.
      We will not receive any proceeds from the resale by the selling securityholders of the notes or the common stock. Other than selling commissions and fees and stock transfer taxes, we will pay all expenses of the registration of the notes, guarantees and shares of common stock and certain other expenses.
This investment involves significant risks. See “Risk Factors” beginning on page 11.
      Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is August 9, 2006.

      You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any person to provide you with any information or represent anything about us or this offering that is different. If given or made, any such other information or representation should not be relied upon as having been authorized by us. Offers to sell, and offers to buy, the notes or common stock issuable upon conversion of the notes are valid only in jurisdictions where the offers and sales are permitted.

NOTICE TO NEW HAMPSHIRE RESIDENTS
      Neither the fact that a registration statement or an application for a license has been filed under Chapter 421-b of the New Hampshire Revised Statutes Annotated, 1955, as amended, with the state of New Hampshire nor the fact that a security is effectively registered or a person is licensed in the state of New Hampshire constitutes a finding by the secretary of state that any document filed under RSA 421-b is true, complete and not misleading. Neither any such fact nor the fact that any exemption or exception is available for a security or a transaction means that the secretary of state has passed in any way upon the merits or qualifications of, or recommended or given approval to, any person, security, or transaction. It is unlawful to make, or cause to be made, to any prospective purchaser, customer, or client any representation inconsistent with the provisions of this paragraph.
MARKET AND INDUSTRY DATA
      Market, industry and other similar data is contained in or incorporated by reference into this prospectus. Such data reflect estimates and are based on management’s own estimates, independent industry publications

i

or other published independent sources. While we believe these estimates are reasonable, we have not independently verified the data or any of the assumptions or raw data on which the estimates are based and the data may prove to be inaccurate. As a result, you should be aware that any such market, industry or other similar data may not be reliable.
WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC, in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You can inspect and copy, at prescribed rates, these reports, proxy statements and other information at the public reference facilities of the SEC, in Room 1580, 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. The SEC also maintains a website that contains these reports, proxy statements and other information at http://www.sec.gov. You can also inspect reports and other information that we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.
      We have filed with the SEC a registration statement on Form S-3 with the SEC, of which this prospectus is a part, relating to the notes and common stock issuable upon conversion of the notes offered by this prospectus. As allowed by SEC rules, this prospectus does not contain all of the information set forth in the registration statement and the related exhibits. We refer you to the registration statement and related exhibits for further information, and this prospectus is qualified in its entirety by such other information.
FORWARD-LOOKING STATEMENTS
      This prospectus, including information incorporated by reference, contains statements that we believe are forward-looking statements within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, including statements as to our expectations, beliefs and strategies regarding the future. Statements made in or incorporated by reference into this prospectus that are not statements of historical fact are forward-looking statements. You can identify these forward-looking statements by forward-looking words such as “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “forecast,” “estimate,” “continue,” “may,” “will,” “would,” “could,” “likely” and similar expressions. These forward-looking statements are subject to risks and uncertainties that are difficult to predict, may be beyond our control and could cause actual results to differ materially from those currently anticipated. Important factors that could cause actual results to differ materially from those currently anticipated or suggested by these forward-looking statements and that could adversely affect our future financial performance and stockholder value are identified in “Risk Factors” and may also include the following:

•	continued industry demand at current levels for railcar products, given substantial price increases;

•	industry overcapacity and our manufacturing capacity utilization;

•	ability to utilize beneficial tax strategies;

•	decreases in carrying value of assets due to impairment;

•	changes in future maintenance requirements;

•	effects of local statutory accounting conventions on compliance with covenants in certain loan agreements;

•	availability of subcontractors;

•	energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo;

•	changes in fuel and/or energy prices;

•	delays in receipt of orders, risks that contracts may be canceled during their term or not renewed and that customers may not purchase as much equipment under existing contracts as anticipated; and

•	ability to replace maturing lease revenue and earnings with revenue and earnings from additions to the lease fleet and management services.
      Any forward-looking statement should be considered in light of these factors and reflects our belief only at the time the statement is made. We assume no obligation to update or revise any forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting the forward-looking statements.
INCORPORATION OF DOCUMENTS BY REFERENCE
      We are incorporating by reference into this prospectus the documents we file with the SEC. This means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information contained in this prospectus. We are incorporating by reference the following documents.

•	Our Annual Report on Form 10-K for the year ended August 31, 2005, filed with the SEC on November 4, 2005;

•	Our Quarterly Report on Form 10-Q for the quarter ended November 30, 2005, filed with the SEC on January 5, 2006;

•	Our Quarterly Report on Form 10-Q for the quarter ended February 28, 2006, filed with the SEC on April 5, 2006;

•	Our Quarterly Report on Form 10-Q for the quarter ended May 31, 2006, filed with the SEC on June 29, 2006;

•	Our Current Report on Form 8-K filed with the SEC on November 10, 2005;

•	Our Current Report on Form 8-K/ A filed with the SEC on November 16, 2005;

•	Our Current Report on Form 8-K filed with the SEC on December 1, 2005;

•	Our Current Report on Form 8-K filed with the SEC on January 12, 2006;

•	Our Current Report on Form 8-K filed with the SEC on January 26, 2006;

•	Our Current Report on Form 8-K filed with the SEC on March 2, 2006 (SEC Accession No. 0000950124-06-000942);

•	Our Current Report on Form 8-K filed with the SEC on March 2, 2006 (SEC Accession No. 0000950124-06-000944);

•	Our Current Report on Form 8-K filed with the SEC on April 13, 2006;

•	Our Current Report on Form 8-K filed with the SEC on May 12, 2006;

•	Our Current Report on Form 8-K filed with the SEC on May 15, 2006;

•	Our Current Report on Form 8-K filed with the SEC on May 18, 2006;

•	Our Current Report on Form 8-K filed with the SEC on May 25, 2006; and

•	All documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the completion of the offering made pursuant to this prospectus.
      Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically modify and supersede the information included or incorporated by reference in this prospectus to the extent that the subsequently filed information modifies or supersedes the existing information.
      We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. You may request a copy of these filings at the following address and telephone:
The Greenbrier Companies, Inc.
One Centerpointe Drive, Suite 200
Lake Oswego, Oregon 97035
Attention: Investor Relations
Telephone: (503) 684-7000

PROSPECTUS SUMMARY
      This summary highlights selected information contained in or incorporated by reference into this prospectus. This summary does not contain all of the information that may be important to you. We urge you to read carefully this entire prospectus, all documents incorporated by reference, including the financial statements and the notes to the financial statements, and the “Risk Factors” section. Unless the context requires otherwise, references in this prospectus to “we,” “us” and “our” refer to The Greenbrier Companies, Inc. and its subsidiaries.
Our Business
      We are one of the leading designers, manufacturers and marketers of railroad freight car equipment in North America and Europe and a leading provider of leasing and other services to the railroad and related transportation industries in North America. Our mission is to deliver complete freight car solutions to our customers through a comprehensive set of high quality freight car products and related services.
      In North America, we operate an integrated business model that combines freight car manufacturing, repair and refurbishment, leasing and fleet management services to provide customers with a comprehensive set of freight car solutions. This model allows us to exploit synergies between our various business activities and to generate enhanced returns by providing creative solutions to a customer’s freight car needs, while capturing profits at multiple points during the transaction.
      For the years ended August 31, 2005 and 2004, we generated total revenue of $1.0 billion and $729.5 million and earnings from continuing operations of $29.8 million and $20.0 million, respectively. For the nine months ended May 31, 2006 and 2005, we generated revenue of $688.7 million and $759.0 million and earnings from continuing operations of $27.3 million and $19.2 million, respectively.
      Through our integrated business model, we offer our customers the following products and services:
Railcar Manufacturing
      We are the leading North American manufacturer of intermodal railcars with an average market share of 63% over the five years ended December 31, 2005. In addition to our strength in intermodal railcars, we build a broad array of other railcar types in North America and have demonstrated an ability to capture high market shares in the car types we build. We have commanded an average market share of 41% in flat cars and 27% in boxcars over the five years ended December 31, 2005.
      Our European manufacturing operation produces a variety of railcar types, including a comprehensive line of pressurized tank cars, non-pressurized tank cars, flat cars, coil cars, coal cars, gondolas, sliding wall cars and rolling highway cars. Although no formal statistics are available for the European market, we believe we are the second largest new freight car manufacturer, with an estimated 20% market share.
      Railcar deliveries for the nine months ended May 31, 2006 were approximately 8,200 units, compared to 9,900 units for the nine months ended May 31, 2005. Our new railcar manufacturing backlog stands at approximately 16,900 units valued at approximately $1.14 billion at May 31, 2006. This backlog includes approximately 13,000 units that will be delivered to a customer over a five-year period, with approximately 7,700 units that are scheduled for delivery after 2007 being subject to our fulfillment of certain competitive conditions.
Railcar Repair and Refurbishing
      We believe we operate one of the largest repair and refurbishment networks in North America with 17 facilities nationwide. Our network of railcar repair and maintenance shops competes in three primary markets: heavy railcar repair and refurbishment, routine railcar maintenance, and railcar wheel and axle servicing.

Marine Vessel Fabrication
      We fabricate a variety of marine barges, including conventional deck barges, double-hull tank barges, railcar/deck barges, barges for aggregates and ocean-going dump barges.
Railcar Leasing and Services
      Our leasing and services business owns approximately 9,000 railcars and provides a comprehensive range of fleet management services for approximately 135,000 additional railcars owned by railroads, other leasing companies and shippers. We also originate leases with railroads and shippers and may subsequently sell a portion of these leases to financial institutions to which we then provide management services. Our fleet management services include revenue collection, maintenance management, administration of car hire receivables and payables, remarketing and other services.
Attractive Industry Market Trends
      Our largest business is the production of new railcars for North America. Demand for new railcars is strong and deliveries are projected to average over 61,000 railcars per year from 2006 through 2010, according to Global Insight. An average of almost 40,000 railcars was delivered per year from 2001 through 2005, according to data from Global Insight and the Railway Supply Institute. Industry backlog was 85,692 railcars as of June 30, 2006, according to the Railway Supply Institute. We believe the key trends affecting demand for new railcars in North America are:

•	Long-term demand for new railcars is supported by continued growth in demand for rail freight that offers cost efficiencies when used over long distances;

•	Intermodal loadings will continue to grow at a faster pace than overall freight car loadings due to increased international trade and growth in domestic containerization;

•	Long-term replacement demand for railcars is underpinned by an aging fleet; and

•	Railroads are shifting ownership of railcars to shippers and leasing companies and are outsourcing services.
Competitive Strengths
Leading market positions in intermodal and non-intermodal railcars.
      We are the leading manufacturer of intermodal railcars in North America. In addition, we are one of the leading manufacturers of non-intermodal freight cars with an extensive portfolio of proven product designs. We currently have strong competitive positions in flat cars, boxcars and covered hopper cars in North America, and we believe we also hold a leading market position in the manufacturing of railcars in Europe.
Integrated business model providing competitive advantage.
      In North America, we operate an integrated business model that combines freight car manufacturing, repair and refurbishment, leasing and fleet management services to provide customers with a comprehensive set of freight car solutions. We believe that the quality of our products, in conjunction with our marketing and lease origination capabilities, enhances demand for our products. We can also take advantage of opportunities, especially during economic downturns, by adding new and used railcars to our own lease fleet at attractive asset valuations.
Outstanding product quality, on-time delivery and product reliability.
      We are the only manufacturer of new railcars in North America to have earned the prestigious “TTX Excellent Supplier” award every year since it was introduced 15 years ago. Each of our wheel shops servicing

TTX Company has earned the award every year for 14 years. We believe our customers value our quality and service and have demonstrated a willingness to make purchasing decisions based in part on these factors.
Track record of product innovation.
      We have been a leading innovator in the freight car industry for over two decades, as evidenced by our numerous innovations in both intermodal and non-intermodal railcar designs. We devote substantial effort to developing and testing freight cars that improve the operating economics of rail transport for our customers.
Flexible supply chain and low-cost manufacturing network.
      Our network of domestic and foreign sourcing agreements provides us with dependable access to low-cost parts, sub-assemblies, castings and fabrications. Our supply chain includes a number of important relationships that provide us with multiple cost competitive sourcing options. In addition, we believe our use of outsourced sub-assemblies and fabricated components allows us to maintain higher levels of output at our manufacturing plants.
      We are the only builder of new railcars serving the North American market with production facilities in all three NAFTA countries, which allows us to allocate production among our facilities after taking into account the costs of production and capacity at each facility.
Seasoned management team and experienced workforce.
      Our senior management team is highly experienced with an average of approximately 24 years experience in the railcar manufacturing and leasing industries. Supervisors in our manufacturing operations have an average of approximately 25 years of railcar manufacturing experience. We believe our management and workforce have the experience and knowledge to successfully grow our business by leveraging the existing business platform and by identifying and pursuing new growth opportunities.
Our Strategy
Leverage our integrated business model to deliver superior returns.
      We intend to continue to leverage our unique combination of integrated railcar manufacturing, repair, refurbishment, leasing and management services businesses to increase the volume of business transacted with our customers. Through our extensive product and comprehensive service offerings, we believe we are well-positioned to capitalize on changing industry trends, reduce our exposure to any single product line or customer and better serve the diverse needs of our customers in any economic environment.
Maintain our leadership in intermodal freight cars.
      We intend to maintain our leadership position in the North American intermodal marketplace. Our double-stack units currently constitute approximately 60% of the entire installed base of double-stack units in the North American fleet. We believe we have the broadest intermodal product portfolio and intend to continue our innovative design efforts to support our leadership position.
Build on our strong market position in non-intermodal cars.
      We also intend to build on our historically strong market position in certain non-intermodal railcars. We expect to continue to develop and introduce new generations of flat cars including center partitions, bulkhead flatcars, flatcars for automotive transportation and solid waste service flatcars, boxcars, covered hopper cars and other conventional railcars through new designs and product offerings with load capacities and configurations designed to improve operating economics of rail transport for our customers.

Expand our leasing and services business.
      We intend to accelerate the growth of our leasing and services business. We have demonstrated an ability to originate attractive lease transactions for both used and new railcars produced by us and other manufacturers. Our management services business offers a broad range of services that complement our lease origination activities. Our objective is to become one of the leading providers of these services in North America and to take advantage of economies of scale as our leasing business grows.
Reduce manufacturing costs while maintaining our reputation for quality.
      We intend to continue to develop our domestic and international supply chain to reduce our manufacturing costs and selectively expand our manufacturing capacity through investment in existing facilities or through the addition of new capacity. We intend to maintain our focus on product quality, on-time delivery and product reliability through the application of “Total Quality” processes. Our goal is to improve our quality, cost competitiveness and manufacturing margins through the application of “Lean Manufacturing” practices.
Pursue opportunities to supplement growth.
      We believe that there are opportunities within the railcar industry for us to expand our product portfolio, add manufacturing capacity, grow our fleet of leased railcars, enhance our global supply chain and add to our repair and refurbishment network. We also believe there are opportunities to grow our marine vessel business. We will continue to identify and pursue strategic transactions that create value for our shareholders and offer returns in excess of our cost of capital.
Exploit international growth opportunities in core railcar manufacturing business.
      The European railcar fleet is old and the replacement rate is below required levels to maintain fleet efficiency. We believe our European operations are well-positioned to capitalize on any increased demand due to our reputation as a high-quality manufacturer with an extensive portfolio of designs, a modernized facility, favorable geographic location and access to low-cost labor.
      Our strategic alliance with Zhuzhou Rolling Stock Works in China includes a collaboration agreement for the co-operative development of global commercial opportunities combining the technology, engineering and designs of both companies in the North American, European and Chinese markets.

The Notes
      The following summary contains basic information about the notes. It may not contain all the information that is important to you. For a more complete understanding of the notes, we encourage you to read this entire prospectus and the documents to which we have referred you.

Issuer	The Greenbrier Companies, Inc.

Securities Offered	$100.0 million aggregate principal amount of 2.375% Convertible Senior Notes due 2026 and the common stock issuable upon conversion of the notes.

Maturity Date	May 15, 2026, unless earlier repurchased, redeemed, or converted.

Subsidiary Guarantees	The notes are jointly and severally guaranteed on a senior unsecured basis by all of our existing and future restricted material domestic subsidiaries. The aggregate revenue, Adjusted EBITDA and assets for and as of the nine months ended May 31, 2006 of our subsidiaries that will not guarantee the notes represented approximately 26.1%, 10.5% and 6.3%, respectively, of our total revenue, Adjusted EBITDA and assets for and as of the nine months ended May 31, 2006.

Ranking	The notes and the related subsidiary guarantees rank:

• Equally in right of payment with all of our and the guarantors’ existing and future unsubordinated unsecured indebtedness, including trade payables and our 8 3/8 % senior notes;

• Effectively junior in right of payment to all of our and the guarantors’ existing and future secured indebtedness, including any borrowings under our and their credit facilities, to the extent of the assets securing such indebtedness;

• Effectively junior to all of the liabilities of our subsidiaries that have not guaranteed the notes; and

• Senior in right of payment to any future subordinated indebtedness of ours and the guarantors.

At May 31, 2006, the notes and the subsidiary guarantees ranked junior to:

• $12.6 million of secured indebtedness of entities guaranteeing the notes; and

• $138.4 million of liabilities, including trade payables but excluding intercompany obligations, of our non-guarantor subsidiaries.

Interest	The notes bear interest at an annual rate of 2.375% from May 22, 2006, or from the most recent date to which interest has been paid or provided for, until, but not including, May 15, 2026. Interest (including contingent interest and additional interest, if any) will be payable semi-annually in arrears on May 15 and November 15, beginning November 15, 2006, of each year to holders of record at the close of business on the May 1 or November 1 immediately preceding such interest payment date.

Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Contingent Interest	We also will pay contingent interest to holders of the notes during any six-month period from May 15 to November 14, and from November 15 to May 14, commencing with the six-month period beginning on May 15, 2013, if the trading price of a note for each of the five trading days ending on the third trading day immediately preceding the first day of the relevant six-month period equals 120% or more of the principal amount of the note. The amount of the contingent interest payable per note with respect to any six-month period will be equal to 0.375% per annum of the average trading price of such note for the five trading days referred to above.

Conversion Rights	The notes may be converted by the holder into cash and shares, if any, of our common stock (as described below), initially at a conversion rate of 20.8125 shares per $1,000 principal amount of notes (equal to an initial conversion price of approximately $48.05 per share), subject to adjustment in certain events, under the following circumstances:

• During any calendar quarter commencing after June 30, 2006, if the last reported sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is greater than or equal to 130% of the applicable conversion price on such last trading day;

• During the five consecutive business-day period following any five consecutive trading-day period in which the average trading price for the notes was less than 98% of the average of the closing sale price of our common stock during such five trading-day period multiplied by the then-current conversion rate;

• On or after May 15, 2021;

• If we have called the notes for redemption, until the close of business on the business day prior to the redemption date; or

• Upon the occurrence of specified corporate transactions.

As described under “Description of Notes — Conversion Rate Adjustments,” the conversion rate may be adjusted upon the occurrence of certain events, including for any quarterly cash dividend that exceeds $0.08 per share of common stock, but will not be adjusted for accrued and unpaid interest. By delivering to the holder cash and shares of our common stock, if any, we will satisfy our obligations with respect to the notes subject to the conversion.

Upon any conversion, you will not receive any cash payment representing accrued and unpaid interest (including contingent interest and additional interest, if any), except in certain limited circumstances. Instead, interest will be deemed paid by the cash and shares, if any, of common stock issued to you upon conversion. Notes called for redemption may be surrendered for conversion prior to 5:00 p.m., New York City time, on the second business trading day immediately preceding the redemption date.

Conversion Settlement	Upon any conversion, we will deliver cash and shares of our common stock, if any, in an amount equal to the daily settlement amounts during the 30 trading-day period commencing after the third trading day following the date the notes are tendered for conversion.

The daily settlement amount will consist of:

• Cash equal to the lesser of (i) $33.3333 and (ii) the “daily conversion value,” which is 1/30 th of the product of (A) the applicable conversion rate and (B) the volume weighted average price per share of our common stock for such day; and

• To the extent the daily conversion value exceeds $33.3333, a number of shares of our common stock equal to (i) the difference between the daily conversion value and $33.3333, divided by (ii) the volume weighted average price of our common stock.

We may elect to pay cash in lieu of all or a portion of the shares of our common stock, if any, deliverable as described in the preceding paragraph.

See “Description of Notes — Payment Upon Conversion.”

Adjustment to Conversion Rate Upon Certain Corporate Transactions	Prior to May 15, 2013, as described in “Description of Notes — Adjustment to Conversion Rate Upon Certain Corporate Transactions,” if and only to the extent a holder elects to convert its notes in connection with a “make-whole transaction,” we will increase the conversion rate for the notes surrendered for conversion by a number of additional shares, based on the effective date of and the price paid per share of our common stock in such fundamental change.

If holders of our common stock receive only cash in such fundamental change transaction, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the closing sale prices of our common stock on the five trading days prior to but not including the effective date of such fundamental change transaction.

Conversion After a Public Acquirer Change of Control	In the event of a public acquirer change of control, as described in “Description of Notes — Conversion Rights — Adjustment to Conversion Rate Upon Certain Corporate Transactions — Conversion After a Public Acquirer Change of Control,” we may, in lieu of issuing additional shares upon conversion, elect to adjust the conversion rate and the related conversion obligation such that from and after the effective time of such public acquirer change of control, holders of notes will be entitled to convert their notes (subject to satisfaction of the certain conditions) into cash and, to the extent the conversion value exceeds the principal amount of the notes converted, shares of the public acquirer’s common stock, and the conversion rate in effect immediately before the public acquirer change of control will be adjusted by multiplying it by a fraction:

• The numerator of which will be:

• in the case of a share exchange, consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, the average value of all cash and any other consideration as determined by our board of directors paid or payable per share of common stock, or

• in the case of any other public acquirer change of control, the average of the closing sale prices of our common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control, and

• The denominator of which will be the average of the closing sale prices of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change of control.

Optional Redemption	On or after May 15, 2013, we may redeem for cash all or a portion of the notes at a redemption price of 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the redemption date.

Purchase of Notes at a Holder’s Option	Holders have the right to require us to purchase all or a portion of their notes for cash on May 15, 2013, 2016 and 2021, each of which we refer to as a “purchase date.” In each case, upon at least five business days’ prior notice we will pay a purchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest (including contingent interest and additional interest, if any) to but not including the purchase date.

Purchase of Notes at a Holder’s Option Upon a Fundamental Change	Upon the occurrence of a fundamental change, and before the maturity or redemption of the notes, holders have the right to require us to purchase all or a portion of their notes for cash at a purchase price equal to 100% of the principal amount plus accrued and unpaid interest (including contingent interest and additional interest, if any) to but not including, the fundamental change purchase date.

Sinking Fund	None.

Registration Rights	We and the guarantors agreed to use our reasonable best efforts to file with the SEC within 90 calendar days after the original issuance of the notes, and to use our reasonable best efforts to cause to become effective within 180 calendar days after the original issuance of the notes, a shelf registration statement, of which this prospectus is a part, with respect to the resale of the notes and the common stock issuable upon conversion of the notes. See “Description of Notes — Registration Rights.”

We and the guarantors have agreed to:

• use their reasonable best efforts to keep each such shelf registration statement effective until the earliest of:

• two years after the last date of original issuance of any of the notes;

• the date on which the holders of the notes and common stock issuable upon conversion of the notes that are not affiliates of ours are able to sell all such securities immediately without restriction in accordance with the provisions of Rule 144(k) under the Securities Act;

• the date on which all of the notes and common stock issuable upon conversion of the notes have been registered under the shelf registration statement and disposed of in accordance with such shelf registration statement; and

• the date on which all of the notes and common stock issuable upon conversion of the notes have ceased to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise) or been disposed of in accordance with the shelf registration statement.

If we fail to maintain our obligation with respect to registration, we will be required to pay you additional interest on your notes as described in this prospectus.

Book-Entry Form	The notes are issued in book-entry form and are represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the notes are shown on and transfers may be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a Public Market	There is currently no established market for the notes. We have not applied and do not intend to apply for the listing of the notes on any securities exchange. An active or liquid market may not develop for the notes. See “Plan of Distribution.”

Symbol for Common Stock	Our common stock is listed on the New York Stock Exchange under the symbol “GBX.”

U.S. Federal Income Tax Considerations	The notes and the common stock issuable upon conversion of the notes are subject to special and complex United States federal income tax rules. Holders are urged to consult their own tax advisors with respect to the federal, state, local and foreign tax consequences of purchasing, owning and disposing of the notes and common stock issuable upon conversion of the notes. See “United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the resale by the selling securityholders of the notes or the common stock issuable upon conversion of the notes.
Risk Factors
      Prospective investors are urged to read the information set forth under the caption “Risk Factors” in this prospectus for a discussion of certain risks associated with an investment in the notes.

RISK FACTORS
      You should carefully consider the risks described below and all other information contained in or incorporated by reference into this prospectus before purchasing the notes. There also may be additional risks and uncertainties not presently known to us, or risks that we currently consider immaterial, which could impair our operations or results. If any of these risks actually materialize, we may not be able to conduct our business as currently planned, and our financial condition and operating results could be seriously affected. In that case, you could lose all or part of your investment.
Risks Related to Our Business
During economic downturns, the cyclical nature of our business results in lower demand for our products and reduced revenue.
      The railcar business is cyclical. Overall economic conditions and the purchasing habits of railcar buyers have a significant effect upon our railcar manufacturing and leasing businesses due to the impact on demand for new, refurbished, used and leased products. As a result, during downturns, we operate with a lower level of backlog and may temporarily shut down production at some or all of our facilities. Economic conditions that result in higher interest rates increase the cost of new leasing arrangements, which could cause some of our leasing customers to lease fewer of our railcars or demand shorter terms. An economic downturn or increase in interest rates may reduce demand for railcars, resulting in lower sales volumes, lower prices, lower lease utilization rates and decreased profits or losses.
The failure of the railcar business to grow as forecasted by industry analysts may have an adverse effect on our financial condition and results of operations.
      Our future success depends in part upon continued growth in the railcar industry. If growth rates do not materialize as forecasted by industry analysts, railcar replacement rates do not increase or industry demand for railcar products does not continue at current levels due to price increases or other reasons, our financial condition and results of operations could be adversely affected.
We compete in a highly competitive and concentrated industry, and this competition or industry consolidation may adversely impact our financial results.
      We face aggressive competition by a concentrated group of competitors in all geographic markets and each industry sector in which we operate. Some of these companies have significantly greater resources than we have. The effect of this competition could reduce our revenues and margins, limit our ability to grow, increase pricing pressure on our products, and otherwise affect our financial results. In addition, because of the concentrated nature of our competitors, customers and suppliers, we face a heightened risk that further consolidation in the industry among or between our competitors, customers and suppliers could adversely affect our revenues, cost of revenues and profitability.
We derive a significant amount of our revenue from a limited number of customers, the loss of one or more of which could have an adverse effect on our business.
      A significant portion of our revenue is generated from two major customers. In 2005, revenues from one of these customers, TTX Company, accounted for approximately 44% of our total revenues and for 48% of our manufacturing revenue. Revenues from another customer, Burlington Northern and Santa Fe Railway Company, accounted for less than 10% of our total revenues, but for approximately 31% of our leasing and services revenue in 2005. Although we have some long-term contractual relationships with our major customers, we cannot assure you that our customers will continue to use our products or services or that they will continue to do so at historical levels. In addition, due to our production schedule, any customer may account for a significantly higher percentage of our total manufacturing or leasing revenue in any given period. A reduction in the purchase or leasing of our products or a termination of our services by one or more of our major customers could have an adverse effect on our business and operating results.

Fluctuations in the availability and price of steel and other raw materials could have an adverse effect on our ability to manufacture and sell our products on a cost-effective basis.
      A significant portion of our business depends upon the adequate supply of steel at competitive prices and a small number of suppliers provide a substantial amount of our requirements. The cost of steel and all other materials (including scrap metal) used in the production of our railcars represented over 70% of our direct manufacturing costs per railcar in 2005.
      Our businesses depend upon the adequate supply of other raw materials, including castings and specialty components, at competitive prices. Although we believe we have multiple sources for these raw materials, the number of suppliers has generally declined while global demand has increased. We cannot assure you that we will continue to have access to suppliers of necessary components for manufacturing railcars. Our ability to meet demand for our products could be adversely affected by the loss of access to any of these suppliers, the inability to arrange alternative access to any materials, or suppliers limiting allocation of materials to us. In addition, raw material shortages and allocations may result in inefficient operations and an inventory build-up, which could negatively affect our working capital position.
      If the price of steel or other raw materials were to increase and we were unable to increase our selling prices or reduce operating costs to offset the price increases, our margins would be adversely affected. The loss of suppliers or their inability to meet our price, quality, quantity and delivery requirements could have an adverse effect on our ability to manufacture and sell our products on a cost-effective basis.
Our backlog may not be necessarily indicative of the level of our future revenues.
      In this prospectus, we have described our new railcar backlog, which is the number of railcars for which we have written orders from our customers in various periods, and estimated potential revenue attributable to the backlog. Although we believe backlog is an indicator of our future revenues, our reported backlog may not be converted to sales in any particular period and actual sales from such contracts may not equal our backlog estimates. As of May 31, 2006, our backlog included approximately 13,000 units that will be delivered to a customer over a five-year period, but approximately 7,700 units that are scheduled for delivery after 2007 are subject to our fulfillment of certain competitive conditions, which we may not be able to achieve. Therefore, our backlog may not necessarily be indicative of the level of our future revenues.
The timing of our lease remarketing and railcar sales may cause significant differences in our quarterly results and liquidity.
      We may build railcars in anticipation of a customer order or that are leased to a customer and ultimately sold to a third party. The difference in timing of production and sale of the railcars could cause a fluctuation in our quarterly results and liquidity. As a result, comparisons of our quarterly revenues, income and liquidity between quarterly periods within one year and between comparable periods in different years may not be meaningful and should not be relied upon as indicators of our future performance.
A change in our product mix, failure of our new products or technologies to achieve market acceptance, or introduction of products by our competitors could have an adverse effect on our profitability and competitive position.
      We manufacture and repair a variety of railcars, and the demand for specific types of railcars varies from time to time. These shifts in demand may affect our margins and could have an adverse effect on our profitability.
      We continue to introduce new railcar products and technologies. We cannot ensure that new products or technologies will achieve sustained market acceptance or that the railcars can be profitability manufactured and sold. In addition, new technologies, changes in product mix or the introduction of new railcars and product offerings by our competitors could render our products obsolete or less competitive. As a result, our ability to compete effectively could be harmed.

We may be unable to remarket leased railcars on favorable terms upon lease termination or realize the expected residual values, which could reduce our revenue and decrease our overall return.
      We re-lease or sell railcars we own upon the expiration of existing lease terms. The total rental payments we receive under our operating leases do not fully amortize the acquisition costs of the leased equipment, which exposes us to risks associated with remarketing the railcars. Our ability to remarket leased railcars profitably is dependent upon several factors, including, among others, market and industry conditions, cost of and demand for newer models, costs associated with the refurbishment of the railcars and interest rates. Our inability to re-lease or sell leased railcars on favorable terms could result in reduced revenues and decrease our overall return.
A reduction in negotiated or arbitrated car hire rates could reduce future car hire revenue.
      A significant portion of our leasing and services revenue is derived from “car hire,” which is a fee that a railroad pays for the use of railcars owned by other railroads or third parties. Until 1992, the Interstate Commerce Commission directly regulated car hire rates by prescribing a formula for calculating these rates. The system of government-prescribed rates has been superseded by a system known as deprescription, whereby railcar owners and users have the right to negotiate car hire rates. If the railcar owner and railcar user cannot come to an agreement on a car hire rate, then either party has the right to call for arbitration, in which either the owner’s or user’s rate is selected by the arbitrator to be effective for a one-year period. Substantially all railcars in our fleet are subject to deprescription. There is a risk that car hire rates could be negotiated or arbitrated to lower levels in the future. A reduction in car hire rates could reduce future car hire revenue and adversely affect our financial results.
Risks related to our operations outside of the United States could adversely impact our operating results.
      Our operations outside of the United States are subject to the risks associated with cross-border business transactions and activities. Political, legal, trade or economic changes or instability could limit or curtail our foreign business activities and operations. Some foreign countries in which we operate have regulatory authorities that regulate railroad safety, railcar design and railcar component part design, performance and manufacturing. If we fail to obtain and maintain certifications of our railcars and railcar parts within the various foreign countries where we operate, we may be unable to market and sell our railcars in those countries. In addition, unexpected changes in regulatory requirements, tariffs and other trade barriers, more stringent rules relating to labor or the environment, adverse tax consequences and price exchange controls could limit operations and make the manufacture and distribution of our products difficult. The uncertainty of the legal environment in these and other areas could limit our ability to enforce our rights effectively. Any international expansion or acquisition that we undertake could amplify these risks related to operating outside of the United States.
Fluctuations in foreign currency exchange rates may lead to increased costs and lower profitability.
      Outside of the United States, we operate in Canada, Mexico, Germany and Poland, and our non-U.S. businesses conduct their operations in local currencies and other regional currencies. We also source materials worldwide. Fluctuation in exchange rates may affect demand for our products in foreign markets or our cost competitiveness and may adversely affect our profitability. Although we attempt to mitigate a portion of our exposure to changes in currency rates through currency rate hedges, similar financial instruments and other activities, these efforts cannot fully eliminate the risks associated with the foreign currencies. In addition, some of our borrowings are in foreign currency, giving rise to risk from fluctuations in exchange rates. A material or adverse change in exchange rates could result in significant deterioration of profits or in losses for us.

We have potential exposure to environmental liabilities, which may increase costs or have an adverse effect on results of operations.
      We are subject to extensive national, state, provincial and local environmental laws and regulations concerning, among other things, air emissions, water discharge, solid and hazardous substances handling and disposal and employee health and safety. These laws and regulations are complex and frequently change. We may incur unexpected costs, penalties and other civil and criminal liability if we fail to comply with environmental laws. We also may incur costs or liabilities related to off-site waste disposal or cleaning up soil or groundwater contamination at our properties. In addition, future environmental laws and regulations may require significant capital expenditures or changes to our operations.
      Our Portland facility is located adjacent to a portion of the Willamette River that has been designated as a federal “National Priority List” or “Superfund” site due to sediment contamination. We, and more than 60 other parties, have received a “General Notice” of potential liability related to the Portland facility. The letter advised that we may be liable for the cost of investigation and remediation (which liability may be joint and several with other potential responsible parties) as well as natural resource damages resulting from the release of hazardous substances to the site. As a result of the above-described matters, we have incurred, and expect to incur in the future, costs associated with an EPA-mandated remedial investigation/feasibility study and the State of Oregon’s mandate to control groundwater discharges and the release of hazardous substances to the environment. Because this work is still underway, we are unable to determine the amount of our ultimate liability relating to these matters. However, based on the results of the pending investigations and future assessments of natural resource damages, we may be required to incur costs associated with additional phases of investigation or remedial action, and we may be liable for damages to natural resources. In addition, we may be required to perform periodic maintenance dredging in order to continue to launch vessels from our launch ways on the river, and the river’s classification as a Superfund site could result in some limitations on future dredging and launch activities. The outcome of these matters could have an adverse effect upon our business, results of operations, current cash flows and on our ability to realize value from a potential sale of the land.
The Internal Revenue Service has conducted an audit of our federal income tax returns for the years ended 1999 through 2002, which will affect tax deductions that we have previously taken.
      The Internal Revenue Service has conducted an audit of our federal income tax returns for the years ended 1999 to 2002. In connection with the audit, the Internal Revenue Service has reviewed our decision to take a tax deduction in the amount of $52.6 million on our 2002 federal tax return relating to European operations. We have been in settlement discussions with the staff of the Internal Revenue Service and have reached a tentative settlement regarding the amount and timing of the tax deductions to be taken. The net amount disallowed under this settlement along with accrued interest is $7.1 million pre-tax. The amount disallowed in 2002 remains deductible after 2005 if and when sufficient evidence exists to demonstrate no reasonable hope of recovery of any of the investment with respect to which the deduction was taken. As a result of the tentative settlement, we took a $3.0 million after-tax charge in the consolidated statement of operations in the third quarter ended May 31, 2006, which consisted of accrued interest of $0.8 million and taxes of $2.2 million. The settlement remains subject to final documentation and the final approval of the Internal Revenue Service. It is also subject, as required by law, to the approval of the Congressional Joint Committee on Taxation. We do not expect Joint Committee review to be completed before the fall of 2006 at the earliest.
Our manufacturer’s warranties expose us to potentially significant claims.
      We offer our customers limited warranties for many of our products. Accordingly, we may be subject to significant warranty claims in the future, such as multiple claims based on one defect repeated throughout our production process or claims for which the cost of repairing the defective part is highly disproportionate to the original cost of the part. These types of warranty claims could result in costly product recalls, customers seeking monetary damages, significant repair costs and damage to our reputation.

      If warranty claims are not recoverable from third-party component manufacturers due to their poor financial condition or other reasons, we may be subject to warranty claims and other risks for using these materials on our railcars. We and one of our European customers have raised concerns regarding a component we installed on 372 railcars produced in Europe with an aggregate value of $20.0 million. The supplier of the component filed for the United Kingdom equivalent of a bankruptcy protection. Our customer has initiated arbitration proceedings against us seeking an unspecified amount of damages, alleging that the cars are defective, and we have counterclaimed based upon the terms of the contract with the customer. Given the financial condition of the supplier, our recourse against the supplier may be limited or of no value.
We may be liable for physical damage or product liability claims that exceed our insurance coverage.
      The nature of our business subjects us to physical damage and product liability claims, especially in connection with the repair and manufacture of products that carry hazardous or volatile materials. We maintain reserves and liability insurance coverage at commercially reasonable levels compared to similarly sized heavy equipment manufacturers. However, an unusually large physical damage or product liability claim or a series of claims based on a failure repeated throughout our production process may exceed our insurance coverage or result in damage to our reputation.
Some of our employees belong to labor unions and strikes or work stoppage could adversely affect our operations.
      We are a party to collective bargaining agreements with various labor unions in Canada and Poland, representing approximately 27% of our workforce, and the agreement with the labor union in Canada expires in October 2006. Disputes with regard to the terms of these agreements or our potential inability to negotiate acceptable contracts with these unions in the future could result in, among other things, strikes, work stoppages or other slowdowns by the affected workers. We cannot assure you that our relations with our workforce will remain positive or that union organizers will not be successful in future attempts to organize at some of our other facilities. If our workers were to engage in a strike, work stoppage or other slowdown, or other employees were to become unionized or the terms and conditions in future labor agreements were renegotiated, we could experience a significant disruption of our operations and higher ongoing labor costs. In addition, we could face higher labor costs in the future as a result of severance or other charges associated with lay-offs, shutdowns or reductions in the size and scope of our operations.
We depend on a third party to provide most of the labor services for our Mexico operations and if such third party fails to provide the labor, it could adversely effect our operations.
      In Mexico, we depend on a third party to provide us with most of the labor services for our Mexico operations under a services agreement with a term of four years expiring on December 1, 2008, with two three-year options to renew. All of the labor provided is subject to collective bargaining agreements with the third party, over which we have no control. If the third party fails to provide us with the services required by our agreement for any reason, including labor stoppages or strikes or a sale of facilities owned by the third party, our operations could be adversely effected. In addition, we do not have significant experience in hiring labor in Mexico and, if required to provide our own labor, could face significantly higher labor costs, which also could have an adverse effect on our operations.
Our relationships with our alliance partners may not be successful, which could adversely affect our business.
      In recent years, we have entered into several agreements with other companies to increase our sourcing alternatives, reduce costs, and pursue opportunities for growth through design improvements. We may seek to expand our relationships or enter into new agreements with other companies. If these relationships are not successful in the future, our manufacturing costs could increase, we could encounter production disruptions, or growth opportunities may not materialize, any of which could adversely affect our business.

We may have difficulty integrating the operations of any companies that we acquire, which may adversely affect our results of operations.
      The success of our acquisition strategy will depend upon our ability to successfully complete acquisitions and integrate any businesses that we acquire into our existing business. The integration of acquired business operations could disrupt our business by causing unforeseen operating difficulties, diverting management’s attention from day-to-day operations and requiring significant financial resources that would otherwise be used for the ongoing development of our business. The difficulties of integration may be increased by the necessity of coordinating geographically dispersed organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. In addition, we may not be effective in retaining key employees or customers of the combined businesses. We may face integration issues pertaining to the internal controls and operational functions of the acquired companies and we also may not realize cost efficiencies or synergies that we anticipated when selecting our acquisition candidates. Any of these items could adversely affect our results of operations.
We may not be able to procure insurance on a cost-effective basis in the future.
      The ability to insure our businesses, facilities and rail assets are important aspects of our ability to manage risk. As there is only one provider of this insurance to the railcar industry, there is no guarantee that such insurance will be available on a cost-effective basis in the future.
An adverse outcome in any pending or future litigation could negatively impact our business and results of operations.
      We are a defendant of several pending cases in various jurisdictions. If we are unsuccessful in resolving these claims, our business and results of operations could be adversely affected. In addition, future claims that may arise relating to any pending or new matters could distract management’s attention from business operations and increase our legal and defense costs, which may also negatively impact our business and results of operations.
Our failure to comply with regulations imposed by federal and foreign agencies could negatively affect our financial results.
      Our railcar operations are subject to extensive regulation by governmental regulatory and industry authorities and by federal and foreign agencies. These organizations establish rules and regulations for the railcar industry, including construction specifications and standards for the design and manufacture of railcars; mechanical, maintenance and related standards; and railroad safety. New regulatory rulings and regulations from these federal or foreign agencies may impact our financial results and the economic value of our assets. In addition, if we fail to comply with the requirements and regulations of these agencies, we could face sanctions and penalties that could negatively affect our financial results.
Our governing documents contain some provisions that may prevent or make more difficult an attempt to acquire us.
      Our Articles of Incorporation and Bylaws, as currently in effect, contain some provisions that may be deemed to have antitakeover effects, including:

•	a classified board of directors, with each class containing as nearly as possible one-third of the total number of members of the board of directors and the members of each class serving for staggered three-year terms;

•	a vote of at least 55% of our voting securities to amend some provisions of the Articles of Incorporation;

•	no less than 120 days’ advance notice with respect to nominations of directors or other matters to be voted on by shareholders other than by or at the direction of the board of directors;

•	removal of directors only with cause; and

•	the calling of special meetings of shareholders only by the president, a majority of the board of directors or the holders of not less than 25% of all votes entitled to be cast on the matters to be considered at such meeting.
      We also maintain a stockholder rights plan pursuant to which each shareholder has received a dividend distribution of one preferred stock purchase right per share of common stock owned. The stockholder rights plan and the other provisions discussed above may have antitakeover effects because they may delay, defer or prevent an unsolicited acquisition proposal that some, or a majority, or our shareholders might believe to be in their best interests or in which stockholders might receive a premium for their common stock over the then-prevailing market price.
Risks Related to the Notes and Our Common Stock
Our level of indebtedness could adversely affect our financial condition.
      As of May 31, 2006, we had approximately $396.1 million of indebtedness, representing approximately 66% of our total capitalization, including $235 million principal amount of our 8 3/8 % senior notes due 2015 and $100 million principal amount of these notes.
      Our indebtedness level could have adverse consequences to us, including:

•	our ability to obtain additional financing for working capital, capital expenditures and strategic transactions may be reduced;

•	a substantial portion of our cash flow from operations may have to be dedicated to the payment of the principal of, and interest on, our indebtedness;

•	our leverage may make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures;

•	we may have a higher level of indebtedness than some of our competitors, which could put us at a competitive disadvantage and reduce our flexibility in planning for, or responding to, changing conditions in our industry, including increased competition or regulation; and

•	our ability to refinance the indebtedness on favorable terms may be impaired.
      We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our existing and future credit arrangements in an amount sufficient to enable us to make payments on our indebtedness, including the notes, or to fund our other liquidity needs.
Despite our level of indebtedness, we are able to incur more debt, which may intensify the risks associated with our increased leverage.
      Our existing debt arrangements permit us, subject to certain conditions, to incur additional indebtedness. Certain of our revolving credit facilities were amended on April 10, 2006 to permit the issuance of the notes and to increase the permitted ratio of debt to total capitalization. As of May 31, 2006, we had the ability to borrow an additional $108.3 million. See “Description of Other Indebtedness.” Our existing indenture for our 8 3/8 % senior notes and the indenture under which the notes were issued permit us to incur additional indebtedness. If we incur additional indebtedness, the risks associated with our increased leverage, including our ability to service our debt, could intensify.

The notes and the guarantees are general unsecured unsubordinated obligations ranking equally with our and the guarantors’ other unsecured unsubordinated debt, but are effectively subordinated to all of our and the guarantors’ secured debt to the extent of the assets securing such debt.
      In the event of our bankruptcy, liquidation or reorganization, or certain other events, our assets will be available to pay obligations on the notes only after all of our secured debt, to the extent of the value of the assets securing such debt, has been paid in full, and only then on an equal basis with other unsecured unsubordinated debt. Consequently, there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. In addition, to the extent our assets cannot satisfy in full the secured indebtedness, the holders of the secured indebtedness would have a claim for any shortfall that would rank equally in right of payment with the notes.
The operating and financial restrictions imposed by our debt agreements, including our credit facilities, the indenture related to our 8 3/8% senior notes and the indenture relating to the notes, may limit our ability to finance operations and capital needs or engage in other business activities.
      Our existing and future debt agreements may contain covenants that restrict our ability, among other things, to:

•	incur additional indebtedness (including guarantees);

•	incur liens;

•	dispose of assets;

•	make certain acquisitions;

•	pay dividends and make other restricted payments;

•	enter into sale and leaseback transactions;

•	make loans and investments;

•	enter into new lines of business; and

•	engage in transactions with affiliates.
      In addition, our credit facilities requires us to comply with specified financial ratios.
      Our ability to comply with these covenants and requirements in the future may be affected by events beyond our control, including prevailing economic, financial and industry conditions. Our breach or failure to comply with any of these covenants could result in a default under our credit facilities, the indenture governing our 8 3/8 % senior notes and the indenture governing the notes. If we default under our credit facilities, the lenders could cease to make further extensions of credit, cause all of our outstanding obligations under these credit facilities to become due and payable, require us to apply all of our available cash to repay the indebtedness under these credit facilities, prevent us from making debt service payments on, or cause an event of default under or acceleration of, any other indebtedness we owe and/or proceed against the collateral granted to them to secure repayment of those amounts. If a default under an indenture occurs, the holders of notes issued under that indenture could elect to declare such notes immediately due and payable. If our payment obligations in respect of our indebtedness are accelerated, we may not have sufficient assets to repay amounts due under our debt agreements, other debt securities then outstanding or the notes.
We are a holding company with no independent operations. Our ability to meet our obligations depends upon the performance of our subsidiaries and their ability to make distributions to us.
      As a holding company, we are dependent on the earnings and cash flows of, and dividends, distributions, loans or advances from, our subsidiaries to generate the funds necessary to meet certain of our obligations, including the payment of principal, premium, if any, and interest on debt obligations, including the notes. Any payment of dividends, distributions, loans or advances to us by our subsidiaries could be subject to statutory restrictions on dividends or repatriation of earnings under applicable local law and monetary transfer restrictions in the jurisdictions in which our subsidiaries operate. In addition, many of our subsidiaries are parties to credit facilities that contain restrictions on the timing and amount of any payment of dividends, distributions, loans or advances that our subsidiaries may make to us. Under certain circumstances, some or all of our subsidiaries may be prohibited from making any such payments.
We may not be able to pay the settlement of any conversion of the notes by the holder, purchase the notes at the option of the holder or upon a fundamental change, or pay the holder upon the redemption or maturity of the notes, each as required by the indenture governing the notes.
      The notes may be converted by the holders into cash and shares, if any, of our common stock as described under “Description of Notes — Payment Upon Conversion.” On May 15, 2013, May 15, 2016, and May 15, 2021, holders of the notes may require us to purchase all or any portion of their notes for cash as described under “Description of Notes — Purchase of Notes at a Holder’s Option,” and may also require us to purchase all or any portion of their notes in cash upon a fundamental change as described under “Description of Notes — Purchase of Notes at a Holder’s Option Upon a Fundamental Change.” We may also redeem for cash all or a portion of the notes at any time on or after May 15, 2013 as described under “Description of Notes — Optional Redemption by Greenbrier.” Unless earlier converted, purchased, or redeemed, the notes will be due on May 15, 2026, payable by us in cash as described under “Description of Notes — Payments on the Notes.” However, our ability to purchase or make payment upon the conversion, redemption or maturity of the notes as described above is restricted by the terms of our credit facilities, our ability to make restricted payments, which include any repurchase of notes at a holder’s option and may include repayment of the notes at maturity, to amounts equal to up to 50% of our net income from January 1, 2005, and may be restricted by our existing credit agreement, the loans under which have a maturity date of June 29, 2010. Furthermore, we may not have sufficient funds to redeem, purchase, pay the cash portion of the settlement of any conversion of, or make payment in cash upon maturity of, the notes. Our failure to redeem, purchase, pay the settlement amount of any conversion of, or make payment upon maturity of the notes at a time when redemption, purchase or payment is required by the indenture would constitute a default under the indenture and could lead to a default under existing and future agreements governing our indebtedness, including our existing credit facilities. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the notes.
We cannot assure you that an active trading market will develop for the notes.
      There is no established trading market for the notes and we do not intend to list the notes on any national securities exchange. We cannot assure you as to the development or liquidity of any markets for the notes, the ability of holders of the notes to sell their notes or the price at which holders would be able to sell their notes. If any active public market does not develop, the market price and liquidity of the notes may be adversely affected. We cannot assure you that registration of the notes under federal or state securities law will positively affect the trading market for the notes.
If you are able to resell your notes, many other factors may affect the price you receive, which may be lower than you believe to be appropriate.
      If you are able to resell your notes, the price you receive will depend on many other factors that may vary over time, including: the number of potential buyers; the level of liquidity of the notes; our financial performance; the amount of indebtedness we have outstanding; the level, direction and volatility of market interest rates generally; the market for similar securities; the market price of our common stock; the redemption and repayment features of the notes to be sold; and the time remaining to the maturity of the notes. As a result of these factors, you may only be able to sell your notes at prices below those you believe to be appropriate, including prices below the price you paid for them.

Not all of our subsidiaries guarantee our obligations under the notes, and the assets of the non-guarantor subsidiaries may not be available to make payments on the notes.
      Our present material domestic subsidiaries guarantee the notes and our future material domestic subsidiaries also will guarantee the notes, except material domestic subsidiaries that may be designated as unrestricted with respect to the indenture. Our present foreign subsidiaries are not, and our future foreign subsidiaries will not be, guarantors of the notes. Payments on the notes are required to be made only by us and the guarantors. The historical consolidated financial statements incorporated by reference into this prospectus are presented on a consolidated basis, including our domestic and foreign subsidiaries. The aggregate revenue, Adjusted EBITDA and assets for and as of the nine months ended May 31, 2006 of our subsidiaries that will not guarantee the notes represented approximately 26.1%, 10.5% and 6.3%, respectively, of our total revenue, Adjusted EBITDA and assets for and as of the nine months ended May 31, 2006. The aggregate revenue, Adjusted EBITDA and assets for and as of the year ended August 31, 2005 of our subsidiaries that do not and will not guarantee the notes represented approximately 31.8%, 15.4% and 7.5%, respectively, of our total revenue, Adjusted EBITDA and assets for and as of the year ended August 31, 2005.
      In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness, including their trade creditors, will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As a result, the notes are effectively subordinated to the indebtedness of our non-guarantor subsidiaries.
Upon conversion of the notes, we will pay cash and, depending upon the price of shares of our common stock at that time, we may issue shares of our common stock, such that you might not receive shares of our common stock upon conversion of the notes.
      We will satisfy our conversion obligation to holders generally by paying cash and shares (if any) having a conversion value based upon volume weighted average prices of our common stock during a 30-day trading period following the surrender of notes for conversion. We will deliver cash and may issue shares of our common stock in settlement of our conversion obligations if the conversion value so calculated exceeds a computed dollar amount as described in “Description of Notes — Conversion Rights — Payment Upon Conversion.” Accordingly, upon conversion of a note, holders might not receive any shares of our common stock. In addition, because the settlement is based on the volume weighted average price of our common stock during a 30-day trading period following the surrender of notes for conversion, settlement upon conversion of the notes will be delayed for approximately 36 trading days following our receipt of the holder’s conversion notice. See “Description of Notes — Conversion Rights — Payment Upon Conversion.” Upon conversion of the notes, you may receive proceeds in an amount that is less than expected because the value of our common stock may decline (or may not appreciate as much as you may expect) between the day that you exercise your conversion right and the day the conversion value of your notes is determined.
Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.
      The fundamental change provisions in the indenture will afford protection to holders of notes only in the event of certain transactions. For example, certain transactions, such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us, would not constitute a fundamental change requiring us to repurchase the notes. Certain other transactions may not constitute a fundamental change because they do not involve a change in voting power or beneficial ownership of the magnitude required under the definition of fundamental change. Further, the definition of fundamental change includes the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our assets. There is no precise, established definition of “substantially all” under applicable law. In the event of any such transaction, holders of the notes would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or credit ratings, thus adversely affecting the holders of the notes.

The additional shares of common stock issuable upon conversion of notes converted in connection with specified corporate transactions may not adequately compensate you for the lost value of your notes as a result of such transactions.
      If a specified corporate transaction that constitutes a “make-whole transaction” occurs on or prior to May 15, 2013, we will under certain circumstances increase the conversion rate on notes converted in connection with such specified corporate transaction. The revised conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid per share of our common stock in such transaction, as described below under “Description of Notes — Adjustment to Conversion Rate Upon Certain Corporate Transactions.” The additional shares of common stock issuable upon conversion of notes converted in connection with a specified corporate transaction may not adequately compensate you for the lost value of your notes as a result of such transaction. In addition, if the specified corporate transaction occurs after May 15, 2013 or if the price of our common stock in the transaction is greater than $125.00 per share or less than $36.96 per share (in each case, subject to adjustment), there will be no increase in the conversion rate.
Holders of the notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to our common stock.
      Holders of the notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but the shares of common stock, if any, issuable upon conversion of the notes will be subject to all changes affecting our common stock. Holders of the notes will only be entitled to rights with respect to the common stock if and when we deliver shares of common stock upon conversion of their notes. For example, if an amendment is proposed to our articles of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs before delivery of the common stock upon conversion of the notes, holders of the notes will not be entitled to vote on the amendment, although they will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.
If quarterly cash dividends paid on our common stock exceed $0.08 per share, you will be deemed to have received a taxable dividend without the receipt of any cash.
      If we increase the quarterly cash dividends that we pay on our common stock to more than $0.08 per share, we are required under the indenture to adjust the conversion rate. As a result of the adjustment to the conversion rate, you will be deemed to have received a distribution for United States federal income tax purposes without the receipt of any cash. This result also may occur if we adjust the conversion rate upon a fundamental change or public acquiror change of control. See “United States Federal Income Tax Considerations — Consequences to U.S. Holders — Constructive Distributions” and “— Consequences to Non-U.S. Holders — Dividends and Constructive Distributions.”
The conversion rate of the notes may not be adjusted for all dilutive events, including third-party tender or exchange offers, that may adversely affect the trading price of the notes or the common stock, if any, issuable upon conversion of the notes.
      The conversion rate of the notes is subject to adjustment upon certain events, including the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, distributions on capital stock, indebtedness or assets, cash dividends and issuer tender or exchange offers as described under “Description of Notes — Conversion Rights — Conversion Upon Specified Corporate Transactions.” The conversion rate will not be adjusted for certain other events, such as third-party tender or exchange offers, that may adversely affect the trading price of the notes or the common stock issuable upon conversion of the notes.

U.S. Holders will recognize income for U.S. federal income tax purposes significantly in excess of interest payments on the notes, and gains, if any, recognized on a disposition of notes will generally be taxed as ordinary income.
      We and each holder of the convertible notes have agreed in the indenture to treat the notes, for U.S. federal income tax purposes, as “contingent payment debt instruments.” As a result of such treatment, U.S. Holders (as defined under “United States Federal Income Tax Considerations”) of the notes will be required to include interest in gross income in an amount significantly in excess of the stated interest on the convertible notes. In addition, any gain recognized by a U.S. Holder on the sale, exchange, repurchase, redemption, retirement or conversion of a note will generally be ordinary interest income and any loss will generally be ordinary loss to the extent of the interest previously included in income by the U.S. Holder and, thereafter, capital loss. There is some uncertainty as to the proper application of the Treasury regulations governing contingent payment debt instruments and, if our agreed treatment is successfully challenged by the Internal Revenue Service, it might be determined that, among other things, you should have accrued interest income at a lower or higher rate, or should have recognized capital gain or loss, rather than ordinary income or loss, upon the conversion or taxable disposition of the notes. See “United States Federal Income Tax Considerations.”
We may issue securities that could dilute common stock ownership.
      We may decide to raise additional funds through public or private debt or equity financing to fund our operations and may issue equity securities as consideration for acquisitions we may make. If we issue additional equity securities, the percentage ownership of our stockholders will be reduced and the new equity securities may have rights prior to those of the common stock issuable upon conversion of the notes.
The rating assigned to the notes may be reduced in the future, which could adversely affect the market price of the notes and our stock.
      If one or more rating agencies reduces any rating in the future, the trading volume and market price of the notes and our stock may be adversely affected.
Our stock price may be volatile, which may adversely affect the value of any stock you acquire upon conversion of the notes.
      The price of our common stock may fluctuate widely, depending upon many factors, including:

•	differences between our actual financial and operating results and those expected by investors and analysts;

•	the liquidity of our stock;

•	changes in analysts’ recommendations or projections;

•	the operating results of other companies in the railcar industry; and

•	changes in general economic or market conditions.
      In addition, renewed terrorist attacks, or threats of attacks, may contribute to global unrest, an economic slowdown and to instability in the U.S. and other global equity markets. All of these factors may increase the volatility of our stock price and could have an adverse effect on your investment if you choose to convert your notes to shares of our common stock.
Certain events may delay payment on, lead to the subordination of or void our and our subsidiaries’ obligations under the notes.
      In the event of a bankruptcy, liquidation or reorganization, you would likely not receive any payment of principal or interest due under the notes so long as such cases were pending. In addition, the notes and the subsidiary guarantees may be subject to review under federal, state and similar foreign fraudulent conveyance laws if a bankruptcy, reorganization, liquidation or rehabilitation case or a lawsuit, including circumstances in which bankruptcy is not involved, were commenced by, or on behalf of, our unpaid creditors or unpaid creditors of our guarantors at some future date. Courts, under specific circumstances, may void the notes and the subsidiary guarantees and require holders of the notes to return payments received from us or the guarantors.
      An unpaid creditor or representative of creditors could file a lawsuit claiming that the issuance of the notes or the making of the subsidiary guarantees constituted a “fraudulent conveyance.” To make such a determination, a court would have to find that we or the relevant guarantor did not receive fair consideration or reasonably equivalent value for the notes or the giving of the subsidiary guarantees, and that, at the time the notes or the subsidiary guarantees were issued, we or the relevant guarantors:

•	were insolvent;

•	were rendered insolvent by the issuance of the notes or subsidiary guarantee;

•	were engaged or were about to engage in a business or transaction for which our or the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that we or the guarantor would incur, debts (including contingent obligations) beyond our or its ability to repay those debts as they mature.
      If a court were to make such a finding, it could void all or a portion of our and our subsidiaries’ obligations under the notes or the subsidiary guarantees, subordinate the claim in respect of the notes or the subsidiary guarantees to our other existing and future indebtedness or take other actions detrimental to you as a holder of the notes, including in credit circumstances, invalidating the notes and permitting recovery of prior payments received with respect to the notes and the subsidiary guarantees. Moreover, regardless of solvency, a court could void an incurrence of indebtedness, including the notes or the subsidiary guarantees, if it determined that the transaction was made with intent to hinder, delay or defraud creditors, or a court could subordinate the indebtedness, including the notes or the subsidiary guarantees, to the claims of all existing and future creditors on similar ground.
      Furthermore, although the subsidiary guarantees provide the holders of the notes with a direct claim against the assets of the guarantors, enforcement of the subsidiary guarantees against any guarantor would be subject to “suretyship” defenses available to guarantors generally. Enforcement could also be subject to other defenses available to the guarantors. To the extent that the subsidiary guarantees are not enforceable, the notes would be effectively subordinated to all liabilities of the guarantors, including trade payables.
Our financial failure or the financial failure of any of our subsidiaries may result in our assets and the assets of any or all of our subsidiaries becoming subject to the claims of our creditors and the creditors of all of our subsidiaries.
      A financial failure by us or our subsidiaries could affect payment of the notes if a bankruptcy court were to “substantively consolidate” us and our subsidiaries. If a bankruptcy court substantively consolidated us and our subsidiaries, the assets of each entity would be subject to the claims of creditors of all consolidated entities. This would expose holders of the notes not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. Furthermore, forced restructuring of the notes could occur through the “cram-down” provision of the bankruptcy code. Under this provision, the notes could be restructured over the objections of the holders of the notes as to their general terms, including interest rate and maturity.

USE OF PROCEEDS
      All of the notes and shares of common stock issuable upon conversion of the notes being offered pursuant to this prospectus are being offered for resale by the selling securityholders. We will not receive any proceeds from any resale by the selling securityholders of the notes or the common stock issuable upon conversion of the notes.

PRICE RANGE OF COMMON STOCK
      Our common stock trades on the New York Stock Exchange under the symbol “GBX.” As of June 30, 2006, there were approximately 508 record holders of our common stock. The following table shows the reported high and low sales prices of our common stock on the New York Stock Exchange for the periods indicated.

	High	Low

2006
Fourth quarter (through August 4, 2006)	$34.90	$25.53
Third quarter	46.63	32.80
Second quarter	40.00	26.75
First quarter	33.56	24.67
2005
Fourth quarter	$30.70	$25.80
Third quarter	37.15	25.40
Second quarter	36.99	25.56
First quarter	29.85	19.69
2004
Fourth quarter	$24.12	$16.25
Third quarter	18.55	14.01
Second quarter	20.25	14.40
First quarter	15.85	12.25
DIVIDEND POLICY AND INFORMATION
      Payment of dividends is made at the discretion of our board of directors and depends upon our operating results, capital requirements, financial condition and other factors our board of directors deems relevant. We declared dividends of $0.08 per share in each of the four quarters of our fiscal year 2006 and in the fourth quarter of fiscal year 2005. We declared dividends of $0.06 per share in each of the first three quarters of fiscal year 2005 and in the fourth quarter of fiscal year 2004. We did not declare any dividends during the first three quarters of fiscal year 2004. The revolving and operating lines of credit, along with notes payable, contain covenants with respect to us and our subsidiaries, which, among other things, may limit our ability to pay dividends.

RATIO OF EARNINGS TO FIXED CHARGES
      Set forth below is information concerning our ratio of earnings to fixed charges on a consolidated basis for the periods indicated. This ratio shows the extent to which our business generates enough earnings after the payment of all expenses other than interest to make the required interest payments on the notes.
      The ratio of earnings to fixed charges is computed by dividing earnings before fixed charges by fixed charges. Earnings before fixed charges consist of earnings (loss) before income tax, minority interest and equity in unconsolidated subsidiaries, plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs, and the portion of rental expense that we believe is representative of the interest component of lease expense.

											Nine Months
	Years Ended August 31,										Ended May 31,

	2001		2002		2003		2004		2005		2005		2006

	(In thousands, except for ratios)
Earnings (loss) before income tax, minority interest and equity in unconsolidated subsidiaries	$8,523		$(47,230	)(1)	$10,758		$31,194		$50,000		$32,391		$49,117
Interest expense	22,264		19,055		14,489		11,553		14,000		8,909		19,310
Estimated interest portion of net rent expense	7,181		6,287		6,136		5,388		5,591		4,154		4,526

	$37,968		$(21,888)		$31,383		$48,135		$69,591		$43,454		$72,953

Fixed charges	$29,445		$25,342		$20,625		$16,941		$19,591		$13,063		$23,836
Ratio of earnings to fixed charges	1.29	x	(0.86	)x	1.52	x	2.84	x	3.55	x	3.48	x	3.06	x

(1)	For the fiscal year ended August 31, 2002, there was a deficiency of earnings to fixed charges of $47.2 million.

MANAGEMENT
      The following table identifies our executive officers and directors and indicates their ages and current positions:

Name	Age	Position

William A. Furman	62	President, Chief Executive Officer and Director
Robin D. Bisson	52	Senior Vice President Marketing and Sales and President of Greenbrier Railcar LLC
Linda M. Olinger	44	Vice President and Corporate Controller
Mark J. Rittenbaum	48	Senior Vice President and Treasurer
James T. Sharp	51	President of Greenbrier Leasing Company LLC
Timothy A. Stuckey	55	President of Gunderson Rail Services LLC
Norriss M. Webb	66	Executive Vice President and General Counsel
Joseph K. Wilsted	51	Senior Vice President and Chief Financial Officer
L. Clark Wood	64	President of Manufacturing Operations
Victor G. Atiyeh	83	Director
Duane C. McDougall	54	Director
A. Daniel O’Neal, Jr.	70	Director
Charles J. Swindells	64	Director
C. Bruce Ward	75	Director
Donald A. Washburn	61	Director
Benjamin R. Whiteley	77	Chairman of the Board of Directors
      Set forth below is biographical information for our executive officers and directors.
      William A. Furman, President, Chief Executive Officer and Director. Mr. Furman has held these positions since 1994. Mr. Furman is also Managing Director of TrentonWorks Limited, a manufacturing subsidiary, and has held this position since March 1995. Mr. Furman was Chief Executive Officer of Gunderson LLC, a manufacturing subsidiary, from 1990 to 2000 and was Vice President of Greenbrier, or its predecessor company, from 1974 to 1994. Prior to 1974, Mr. Furman was Group Vice President for the Leasing Group of TransPacific Financial Corporation, and earlier he was General Manager of the Finance Division of FMC Corporation. Mr. Furman serves as a director of Schnitzer Steel Industries, Inc., a steel recycling and manufacturing company.
      Robin D. Bisson, Senior Vice President Marketing and Sales. Mr. Bisson has held this position since 1996 and has been President of Greenbrier Railcar LLC, a subsidiary that engages in railcar leasing, since 1991. Mr. Bisson was Vice President of Greenbrier Railcar LLC from 1987 to 1991 and has been Vice President of Greenbrier Leasing Company LLC, a subsidiary that engages in railcar leasing, since 1987.
      Linda M. Olinger, Vice President and Corporate Controller. Ms. Olinger has held this position since January 2004. Prior to becoming Vice President, she was Corporate Controller since 2000.
      Mark J. Rittenbaum, Senior Vice President and Treasurer of the Company. Mr. Rittenbaum has held this position since 2001. Prior to becoming Senior Vice President, he was Vice President and Treasurer since 1994. Mr. Rittenbaum is also Vice President of Greenbrier Leasing Company LLC and Greenbrier Railcar LLC, positions he has held since 1993 and 1994.
      James T. Sharp, President of Greenbrier Leasing Company LLC. Mr. Sharp has held this position since February 2004, prior to which he served as Vice President of Marketing and Operations of the Company since 1999 and was Vice President of Sales from 1996 to 1999.
      Timothy A. Stuckey, President of Gunderson Rail Services LLC. Mr. Stuckey has held this position with our repair and refurbishment subsidiary since May 1999, prior to which he served as Assistant Vice President of Greenbrier Leasing Company LLC since 1987.

      Norriss M. Webb, Executive Vice President and General Counsel. Mr. Webb has held this position since 1994. He has also been Vice President and Secretary of Gunderson LLC since 1985. Mr. Webb was Vice President of the Company from 1981 to 1994.
      Joseph K. Wilsted, Senior Vice President and Chief Financial Officer. Mr. Wilsted was appointed to this position in January 2006. Prior to becoming Chief Financial Officer, he was Senior Vice President, Operations and Corporate Development beginning in 2005. From 2003 until 2005, he was Vice President, Finance of a division of Ingersoll Rand and from 1994 to 2003 held the position of President of several operating divisions of Invensys Corporation.
      L. Clark Wood, President of Manufacturing Operations. Mr. Wood has held this position since April 1998, and he has also been Chief Executive Officer of Gunderson LLC from 2000 to 2005, and Chief Executive Officer of TrentonWorks Limited since June 1995. Mr. Wood was President of Gunderson LLC from 1990 to 1999.
      Victor G. Atiyeh, Director. Mr. Atiyeh has served as a member of the Board since 1994. He has been a principal in Victor Atiyeh & Co., international trade consultants, since 1987. He was Governor of the State of Oregon from January 1979 to January 1987. Prior to being elected Governor, Mr. Atiyeh was President of Atiyeh Brothers, a private retail company. He also serves as a director and Vice Chairman of Cedars Bank, located in Los Angeles, California.
      Duane C. McDougall, Director. Mr. McDougall has served as a member of the Board since 2003. He served as President and Chief Executive Officer of Willamette Industries, Inc., an international forest products company, from 1998 to 2002. Prior to becoming President and Chief Executive Officer, he served as Chief Operating Officer and also Chief Accounting Officer during his 21-year tenure with Willamette Industries, Inc. He also serves as a Director of West Coast Bancorp, InFocus Corporation and Cascade Corporation.
      A. Daniel O’Neal, Jr., Director. Mr. O’Neal has been a member of the Board since 1994. From 1973 until 1980, Mr. O’Neal served as a Commissioner of the Interstate Commerce Commission and, from 1977 until 1980, served as its Chairman. From 1989 until 1996 he was Chief Executive Officer and owner of a freight transportation services company. He was Chairman of Washington State’s Freight Mobility Board from its inception in 1998 until July, 2005. Mr. O’Neal is the current Chairman of the Washington State Transportation Commission.
      Charles J. Swindells, Director. Mr. Swindells was appointed as a director in September 2005. Mr. Swindells served as United States Ambassador to New Zealand and Samoa from 2001 to 2005. Before becoming Ambassador, Mr. Swindells was Vice Chairman of US Trust Company, N.A. from 1993 until 2001; Chairman and Chief Executive Officer of Capital Trust Management Corporation from 1985 until 1993; and Managing Director/Founder of Capital Trust Company from 1981 until 1993. He also served as Chairman of World Wide Value Fund, a closed-end investment company listed on the New York Stock Exchange, from 1985 until 1996. Mr. Swindells was one of five members on the Oregon Investment Council overseeing the $20 billion Public Employee Retirement Fund Investment Portfolio from 1984 until 1990 and was a member of numerous non-profit boards of trustees, including serving as Chairman of the Board for Lewis & Clark College in Portland, Oregon from 1998 until 2001.
      C. Bruce Ward, Director. Mr. Ward has served as a member of the Board since 1994. He served as President and Chief Executive Officer of Gunderson LLC from 1985 to 1989. Mr. Ward is a former director of Stimson Lumber Company, a privately held forest products company.
      Donald A. Washburn, Director. Mr. Washburn was appointed as a director in August 2004. Mr. Washburn served as Executive Vice President of Northwest Airlines, Inc., an international airline, from 1995 to 1998. Prior to becoming Executive Vice President, he served as Senior Vice President for Northwest Airlines, Inc. from 1990 to 1995. Mr. Washburn served in several positions from 1980 to 1990, including Executive Vice President for Marriott Corporation, an international hospitality operation. He also serves as a director of LaSalle Hotel Properties, Key Technology, Inc., Amedisys, Inc., as well as several privately held companies and non-profit corporations.

      Benjamin R. Whiteley, Chairman of the Board of Directors. Mr. Whiteley has served as a member of the Board since 1994. He is retired Chairman and Chief Executive Officer of Standard Insurance Company, an Oregon-based life insurance company, where he served in a number of capacities over 44 years ending in 2000. Mr. Whiteley has served previously as a director of several publicly held companies and currently serves as Chairman of the Oregon Community Foundation.
      Executive officers are designated by the board of directors. There are no family relationships among any of our executive officers or directors. One of our wholly owned subsidiaries, Gunderson LLC, employs Ms. Julie Ward, the daughter of Mr. C. Bruce Ward, who is one of our directors. During fiscal year 2005, Ms. Ward earned approximately $72,720 in salary and bonus.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
      James-Furman & Company Partnership. Mr. Alan James, a former Director, and Mr. Furman were partners in a general partnership, James-Furman & Company (the “Partnership”), that, among other things, engaged in the ownership, leasing and marketing of railcars and programs for refurbishing and marketing of used railcars. As a result of Mr. James’ death, the Partnership dissolved as of January 28, 2005. In 1989, we entered into presently existing agreements with the Partnership pursuant to which we manage and maintain railcars owned by the Partnership in exchange for a fixed monthly fee that is no less favorable to us than the fee we could obtain for similar services rendered to unrelated parties. The maintenance and management fees paid to us under such agreements in 2005 aggregated $109,112. In addition, the Partnership paid us fees of $60,000 in 2005 for administrative and other services. The management and maintenance agreements presently in effect between us and the Partnership provide that in remarketing railcars owned by the Partnership and us, as well as by unaffiliated lessors, we will, subject to the business requirements of prospective lessees and regulatory requirements, grant priority to that equipment which has been off-lease and available for the longest period of time. Additions to the lease fleet of new or used equipment are deemed to be off-lease and available from the date of addition to the fleet.
      Such agreements also provide that the Partnership will grant to us a right of first refusal with respect to any opportunity originated by the Partnership in which we may be interested involving the manufacture, purchase, sale, lease, management, refurbishing or repair of railcars. The right of first refusal provides that prior to undertaking any such transaction the Partnership must offer the opportunity to us and must provide the disinterested, independent members of our board of directors a period of not less than 30 days in which to determine whether we desire to pursue the opportunity. The right of first refusal in favor of us continues for a period of 12 months after the date that both of Messrs. James and Furman cease to be our officers or directors. Prior to Mr. James’ death, the Partnership advised us that it does not currently expect to pursue acquisitions of additional railcars. As of the date of this prospectus, it has not been determined how the agreements between us and the Partnership will be affected by the Partnership’s dissolution.
      Indebtedness of Management. Since the beginning of our last fiscal year, none of our directors or executive officers has been indebted to us in excess of $60,000 except that L. Clark Wood, President of our manufacturing operations, is indebted to, and has executed a promissory note in favor of, Greenbrier Leasing Company LLC. The largest aggregate amount outstanding during fiscal year 2005 under such promissory note was $200,000. As of May 31, 2006, $100,000 remained outstanding under such note. The promissory note is payable upon demand and is secured by a mortgage on Mr. Wood’s residence. The note does not bear interest and has not been amended since its issuance in 1994.
      Policy. We follow a policy that all proposed transactions by us with directors, officers, five percent stockholders and their affiliates be entered into only if such transactions are on terms no less favorable to us than could be obtained from unaffiliated parties, are reasonably expected to benefit us and are approved by a majority of the disinterested, independent members of our board of directors.

PRINCIPAL STOCKHOLDERS
      The following table sets forth information, as of June 30, 2006, with respect to beneficial ownership of our common stock (our only class of shares of outstanding voting securities) by each director, by our five most highly compensated executive officers as of the end of our last fiscal year, by all directors and executive officers as a group, and by each person who is known by us to be the beneficial owner of more than five percent of our outstanding common stock. Unless otherwise indicated, each person has sole voting power and sole investment power.
      Unless otherwise indicated, the address of each person listed is One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035.

	Amount and Nature
	of Beneficial		Percent of
Name of Beneficial Owner	Ownership		Class(1)

William A. Furman	1,000,000		6.3%
Victor G. Atiyeh	3,611		(3)
A. Daniel O’Neal, Jr.	7,796		(3)
Duane C. McDougall	5,311		(3)
Charles J. Swindells	1,970		(3)
C. Bruce Ward	1,970		(3)
Donald A. Washburn	3,311		(3)
Benjamin R. Whiteley	23,811		(3)
Robin D. Bisson	30,001		(3)
James T. Sharp	10,000		(3)
Mark J. Rittenbaum	41,300	(2)	(3)
L. Clark Wood	16,416	(2)	(3)
All directors and executive officers as a group (16 persons)	1,185,598	(2)	7.4%
Tontine Capital Partners, L.P.	1,375,300	(4)	8.6%
55 Railroad Avenue, 3rd Floor Greenwich, Connecticut 06830
FMR Corporation	1,163,700	(5)	7.3%
82 Devonshire Street Boston, Massachusetts 02109
Westfield Capital Management Co. LLC	834,950	(6)	5.2%
One Financial Center, 24th Floor Boston, Massachusetts 02111-2690

(1)	Calculated based on the number of outstanding shares as of June 30, 2006, which is 15,953,535, plus the total number of shares as to which the respective reporting person has the right to acquire beneficial ownership within 60 days following June 30, 2006.

(2)	The shares shown as beneficially owned included 10,000 shares for Mr. Rittenbaum, 6,116 shares for Mr. Wood, and 18,216 shares for the group, which such persons and the group have the right to acquire by exercise of stock options within 60 days after June 30, 2006.

(3)	Less than one percent.

(4)	As reported in Amendment No. 1 to a Schedule 13G dated December 31, 2005, and filed with the SEC on February 14, 2006, by Tontine Capital Partners, L.P. (“TCP”), Tontine Capital Management, L.L.C. (“TCM”), the general partner of TCP, and Jeffrey L. Gendell, the managing member of TCM. The Schedule 13G discloses that TCP, TCM and Mr. Gendell share the power to vote and dispose of the shares.

(5)	As reported in a Schedule 13G filed jointly on February 14, 2006 by FMR Corp., Edward C. Johnson 3d, Fidelity Management & Research Company (“Fidelity”) and Fidelity Low Priced Stock Fund. Fidelity,

82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under the Investment Advisers Act of 1940, is the beneficial owner of 985,000 shares or 6.352% of the common stock outstanding, as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. The ownership of Fidelity Low Priced Stock Fund amounted to 832,200 shares or 5.367% of the common stock outstanding. Fidelity Low Priced Stock Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity, and the Fidelity Funds each has sole power to dispose of the 985,000 shares owned by the Fidelity Funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. having its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109, is the beneficial owner of 178,700 shares, or 1.152% of the common stock outstanding, as a result of its serving as investment manager of institutional accounts. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 178,700 shares and sole power to vote or direct the voting of 178,700 shares owned by the institutional accounts as reported above

(6)	As reported in a Schedule 13G dated December 31, 2005 and filed with the SEC on February 13, 2006, by Westfield Capital Management Co., LLC (“Westfield Capital”). The shares reported are owned of record by various mutual funds, institutional accounts and/or separate accounts managed by Westfield Capital, an investment adviser registered under the Investment Advisers Act of 1940. Westfield Capital has sole voting power with respect to 520,650 of the shares reported and sole dispositive power with respect to all 834,950 shares reported.

SELLING SECURITYHOLDERS
      We originally issued $100.0 million aggregate principal amount of the notes to the initial purchasers in a private placement on May 22, 2006. The initial purchasers resold the notes in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers within the meaning of Rule 144A under the Securities Act. Selling securityholders, including their transferees, pledges or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes, including the common stock into which the notes are convertible.
      The following table sets forth certain information with respect to the principal amounts of the notes owned by selling securityholders, together with the shares of common stock issuable upon conversion of those notes, that may be offered using this prospectus. The information is based on information provided to us by or on behalf of the selling securityholders in selling securityholder questionnaires and is as of the respective dates specified by the selling securityholders in such questionnaires. The selling securityholders identified below may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements under the Securities Act, all or a portion of their notes since the time they provided us information regarding their holdings. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if necessary.
      Since the selling securityholders may offer from time to time all or a portion of their notes (and the common stock into which the notes are convertible), we cannot estimate the amount of the notes (or common stock issuable upon conversion of the notes) that will be held by the selling securityholders upon consummation of any particular offering. See “Plan of Distribution.”

			Number of
			Shares of
			Common Stock	Percentage of
	Principal	Percentage	Issuable upon	Common
	Amount of	of Notes	Conversion of	Stock
Name of Selling Securityholder	Notes Owned	Outstanding	Notes (1)	Outstanding(2)

CQS Convertible and Quantitative Strategies Master Fund	$1,000,000	1.00%	20,812.50	*
Amaranth LLC(3)**	16,250,000	16.25%	338,203.13	2.08%
CNH CA Master Account, L.P.(4)	3,000,000	3.00%	62,437.50	*
VanKampen Harbor Fund(5)***	1,950,000	1.95%	40,584.38	*
Morgan Stanley Convertible Securities Trust(6)***	1,050,000	1.05%	21,853.13	*
Vicis Capital Master Fund(7)	7,000,000	7.00%	145,687.50	*
Radcliffe SPC, Ltd for and on behalf of the Class A Convertible Crossover Segregated Portfolio(8)	6,500,000	6.50%	135,281.25	*
Stark Master Fund Ltd.(9)**	5,000,000	5.00%	104,062.50	*
DBAG London**	8,000,000	8.00%	166,500.00	1.03%
RBC Capital Markets Corp(10)**	6,400,000	6.40%	133,200.00	*
Boilermakers Blacksmith Pension Trust(11)	1,025,000	1.03%	21,332.81	*
Delta Airlines Master Trust(11)	205,000	*	4,266.56	*
Attorneys Title Insurance Fund (11)	40,000	*	832.50	*
FPL Group Employees Pension Plan(11)	200,000	*	4,162.50	*
Aloha Airlines Non Pilots Pension Trust(11)	30,000	*	624.38	*
Inflective Convertible Opportunity Fund I, Ltd.(12)**	1,500,000	1.50%	31,218.75	*
Institutional Benchmarks Series Ivan Segregated Account(12)**	500,000	*	10,406.25	*
Lyxor/ Inflective Convertible Opportunity Fund(12)**	800,000	*	16,650.00	*
Inflective Convertible Opportunity Fund I L.P.(12)**	650,000	*	13,528.13	*
American Investors Life Insurance Company(12)**	400,000	*	8,325.00	*
Thrivent Financial for Lutherans(13)**	2,000,000	2.00%	41,625.00	*
TQA Master Fund	1,000,000	1.00%	20,812.50	*
Bear, Stearns & Co. Inc.(14)***	5,565,000	5.57%	115,821.56	*
Highbridge International LLC(15)	4,000,000	4.00%	83,250.00	*

			Number of
			Shares of
			Common Stock	Percentage of
	Principal	Percentage	Issuable upon	Common
	Amount of	of Notes	Conversion of	Stock
Name of Selling Securityholder	Notes Owned	Outstanding	Notes (1)	Outstanding(2)

Kayne Anderson Income Partners, LP**	$50,000	*	1,040.63	*
Kayne Anderson Capital Income Partners (QP), LP**	700,000	*	14,568.75	*
Kayne Anderson Capital Income Fund Ltd.**	200,000	*	4,162.50	*
HFR RU Performance Master Trust(16)	50,000	*	1,040.63	*
Aristeia International Limited(17)	7,040,000	7.04%	146,520.00	*
Aristeia Partners LP (17)	960,000	*	19,980.00	*
Polygon Global Opportunities Master Fund (18)	3,000,000	3.00%	62,437.50	*
Other holders of notes (19)	13,885,000	13.89%	288,981.56	1.78%

Total	$100,000,000	100%	2,081,250.00

*	Less than 1%

**	This selling securityholder is an affiliate of a broker-dealer. This selling securityholder has represented to us that it purchased the notes in the ordinary course of business, and at the time it purchased the notes, it had no agreements or understandings, directly or indirectly, with any person to distribute the notes or the shares of common stock issuable upon conversion of the notes.

***	This selling securityholder is a broker-dealer registered under Section 15 of the Exchange Act. This selling securityholder has represented to us that it purchased the notes in the ordinary course of business, and at the time it purchased the notes, it had no agreements or understandings, directly or indirectly, with any person to distribute the notes or the shares of common stock issuable upon conversion of the notes.

(1)	Assumes a conversion rate of 20.8125 shares of common stock per $1,000 principal amount of the notes and a cash payment in lieu of any fractional interest. This initial conversion rate is subject to adjustment as described elsewhere in this prospectus, such that the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	We calculated the percentage of common stock outstanding for each securityholder pursuant to Rule 13d-3(d)(i) of the Exchange Act using 15,953,535 shares of common stock outstanding as of June 30, 2006 and the number of shares of common stock issuable upon conversion of only that particular securityholder’s notes and not any other securityholder’s notes.

(3)	Amaranth Advisors L.L.C., the trading advisor for Amaranth LLC, exercises dispositive power with respect to these securities. As of May 22, 2006, Amaranth LLC also beneficially owned 21,200 shares of our common stock and Amaranth Global Equities Master Fund Limited, an affiliate of Amaranth LLC, beneficially owned 3,800 shares of our common stock.

(4)	CNH Partners, LLC is the investment advisor to CNH CA Master Account, L.P. and has sole voting and dispositive power with respect to these securities.

(5)	VanKampen Asset Management is the investment advisor to VanKampen Harbor Fund and has voting and dispositive power with respect to these securities.

(6)	Morgan Stanley Investment Management has voting and dispositive power with respect to these securities.

(7)	Vicis Capital LLC has voting and dispositive power with respect to these securities.

(8)	Pursuant to an investment management agreement, RG Capital Management, L.P. (“RG Capital”) serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Convertible Crossover Segregated Portfolio. RGC Management Company, LLC (“Management”) is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio.

(9)	Stark Offshore Management, LLC is the investment manager for Stark Master Fund Ltd. Brian Stark and Michael Roth have voting and dispositive power with respect to these securities.

(10)	Royal Bank of Canada has voting and dispositive power with respect to these securities.

(11)	Froley Revy Investment Company Inc. is the investment advisor to the listed selling securityholder and has voting and dispositive power with respect to these securities.

(12)	Inflective Asset Management is the investment advisor to the listed selling securityholder and has voting and dispositive power with respect to these securities.

(13)	Thrivent Investment Management Inc. is the investment advisor to Thrivent Financial for Lutherans and has sole voting and dispositive power with respect to these securities.

(14)	Bear, Stearns & Co served as a joint book-running manager in connection with the sale of the notes. In addition, they have engaged in, and may in the future engage in, other investment banking and commercial dealings with us in the ordinary course of business. As of June 26, 2006, Bear, Stearns & Co. had a short position of 94,720 shares of our common stock.

(15)	Highbridge Capital Management, LLC (“Highbridge”) is the trading manager of Highbridge International LLC (“HIC”) and consequently has voting control and investment discretion over securities held by HIC. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by HIC.

(16)	Kayne Anderson Investment Mgmt, Inc. is the investment advisor to HFR RV Performance Master Trust and has voting and dispositive power with respect to these securities.

(17)	Aristeia Capital LLC is the investment manager to Aristeia International Limited and has voting and dispositive power with respect to these securities. Aristeia Advisors LLC is the general partner for Aristeia Partners LP. Aristeia Capital LLC and Aristeia Advisors LLC are jointly owned by Kevin Jones, Robert H. Lynch Jr., Anthony Frascella and William R. Techar.

(18)	Polygon Investment Partners LLP and Polygon Investment Partners LP (the “Investment Managers”), Polygon Investments Ltd. (the “Manager”), Alexander E. Jackson, Reade E. Griffith and Patrick G. G. Dear share voting and dispositive power of the securities held by Polygon Global Opportunities Master Fund. The Investment Managers, the Manager, Alexander E. Jackson, Reade E. Griffith and Patrick G. G. Dear disclaim beneficial ownership of the securities held by Polygon Global Opportunities Master Fund.

(19)	These holders of notes have not notified us of their intention to offer for resale their notes and have not provided us with information in a selling securityholder questionnaire. Information regarding such other selling securityholders will be set forth in supplements to this prospectus, if necessary.

DESCRIPTION OF OTHER INDEBTEDNESS
      The following description briefly summarizes material terms of certain of our credit arrangements, including credit arrangements of our subsidiaries. The description is only a brief summary and does not purport to describe all of the terms of the credit arrangements that may be important. Unless the context requires otherwise, all amounts originating in foreign currency have been translated at the May 31, 2006 exchange rate for purposes of the following discussion.
Revolving Credit Facilities
      Our revolving credit facilities related to our North American operations aggregate $151.4 million. On April 10, 2006, we amended these credit facilities to permit the issuance of the notes, by increasing the amount of unsecured indebtedness that we can incur and by increasing the debt-to-capitalization ratio that is permitted under the credit facilities. The credit facilities include a $125.0 million, five-year revolving credit facility, including up to $25.0 million for letters of credit and up to $25.0 million for multi-currency borrowings for United States and Mexican operations. The credit facility is guaranteed by all of our material domestic subsidiaries. The arrangement also includes a five-year revolving credit facility for our principal Canadian manufacturing operations in an amount of approximately $26.4 million, which we have guaranteed. Lines of credit totaling $22.8 million are available for working capital for our European manufacturing operations. Advances bear interest at rates that depend on the type of borrowing and the ratio of debt to total capitalization. At May 31, 2006, there were no borrowings outstanding under the North American credit facilities. The European manufacturing credit line had $21.3 million outstanding at May 31, 2006 at interest rates ranging from 5.1% to 5.2%.
8 3/8% Senior Notes Due 2015
      On May 11, 2005, we issued through a private placement $175.0 million aggregate principal amount of 8 3/8% senior notes due 2015. In August 2005 we filed a registration statement with respect to an offer to exchange the 8 3/8% senior notes for a new issue of identical notes registered with the SEC. In September 2005, the exchange was completed. Payment of the 8 3/8 % senior notes is guaranteed by certain of our domestic subsidiaries. Interest is paid semiannually in arrears on November 15 and May 15.
      On November 21, 2005, we issued through a private placement an additional $60.0 million aggregate principal amount of 8 3/8% senior notes due 2015. In January 2006, we filed a registration statement with respect to an offer to exchange these 8 3/8% senior notes for a new issue of identical notes registered with the SEC. In March 2006, the exchange was completed. Payment of the 8 3/8 % senior notes is guaranteed by certain of our domestic subsidiaries. Interest is paid semiannually in arrears on November 15 and May 15.
Term Loans
      As of May 31, 2006, the total amount of our term loans outstanding was $34.8 million. The following summarizes key provisions of our term loans.

	Amount
	Outstanding as of		Effective Interest
Lender	May 31, 2006	Maturity Date	Rate (%)

	($ in thousands)
Bank of America, N.A.	7,997	August 31, 2017	5.82
Kreditanstalt fur Wiedraufbau	7,224	March 31, 2011	7.41
KeyCorp Leasing	6,627	August 31, 2006	7.31
Bombardier Transportation	6,000	December 1, 2009	4.36
Kreditanstalt fur Wiedraufbau	5,950	March 31, 2011	5.61
KeyCorp Leasing	960	June 2007	5.79
Noncompete agreements (3 persons)	32	July 1, 2006	—

Subordinated Debt
      In 1990, we entered into an agreement to purchase, refurbish and lease over 10,000 used railcars between 1990 and 1997. In connection with that agreement, we issued subordinated notes that amounted to approximately $5.0 million as of May 31, 2006 to the seller of these railcars. The subordinated notes bear interest at 9.0%, with the principal due ten years from the date of issuance of the notes. The agreement includes an option that, under certain conditions, provides for the seller to repurchase the railcars, at the date the underlying subordinated notes are due, in an amount equal to our original acquisition cost. We have received notice that the seller intends to exercise its purchase options, and amounts due under the subordinated notes will be paid off from the repurchase proceeds.

DESCRIPTION OF NOTES
      The notes were issued under an indenture dated as of May 22, 2006 among The Greenbrier Companies, Inc., as issuer, the guarantors named therein, and U.S. Bank National Association, as trustee (the “indenture”). The notes and any shares of common stock issuable upon conversion of the notes also are covered by a registration rights agreement among us, the Guarantors and the initial purchasers. Initially, the trustee will also be the paying agent and conversion agent. You may request a copy of the notes, the indenture and the registration rights agreement from us.
      The following description is a summary of the material provisions of the notes, the indenture and the registration rights agreement. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the indenture and the registration rights agreement, including the definitions of certain terms used in the indenture and the registration rights agreement. The terms of the notes and the guarantees include those provided in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended, and those provided in the registration rights agreement. You should read the notes, the indenture and the registration rights agreement because they, and not this description, will define your rights as a holder of the notes.
      As used in this “Description of Notes,” references to “Greenbrier,” “we,” “us,” and “our” refer solely to The Greenbrier Companies, Inc. and not to any of our current or future Subsidiaries.
Brief Description of the Notes
      The notes:

•	are limited to $100.0 million in aggregate principal amount;

•	bear interest at an annual rate of 2.375% of the principal amount from May 22, 2006, or from the most recent date to which interest has been paid or duly provided for. We will pay interest, including contingent interest and additional interest, if any (as set forth under “— Contingent Interest” and “— Registration Rights,” respectively), on May 15 and November 15 of each year, commencing on November 15, 2006, to holders of record on May 1 and November 1, respectively;

•	will bear additional interest if we fail to comply with certain obligations as set forth below under “— Registration Rights;”

•	are general unsecured obligations of Greenbrier and

•	are pari passu in right of payment with all other unsubordinated indebtedness and other obligations of Greenbrier (including our trade payables and 8.375% Senior Notes due 2015 (the “8.375% Notes”));

•	are effectively subordinated to any secured indebtedness of Greenbrier (including obligations under the Credit Agreement);

•	are senior in right of payment to all subordinated indebtedness of Greenbrier; and

•	are unconditionally guaranteed by each of our existing and future Domestic Subsidiaries (other than any Domestic Subsidiary that is an Immaterial Subsidiary) (the “Guarantors”);

•	may be converted by the holders into cash and shares, if any, of our common stock (as provided below) initially at a conversion rate of 20.8125 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $48.05 per share) only under the following circumstances:

•	during any calendar quarter (and only during such calendar quarter) commencing after June 30, 2006 if the closing sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is greater than or equal to 130% of the applicable conversion price on the last trading day of such calendar quarter;

•	during the five consecutive business-day period following any five consecutive trading-day period in which the trading price for the notes (as determined following a request by a holder of the notes in accordance with the procedures described below) on each such trading day was less than 98% of the closing sale price of our common stock multiplied by the applicable conversion rate on such trading day;

•	at any time on or after May 15, 2021;

•	if such notes have been called for redemption by us; or

•	upon the occurrence of specified corporate transactions;

provided that upon the occurrence of certain events described under “— Conversion Rights — Adjustment to Conversion Rights Upon Certain Fundamental Changes — General,” “— Conversion Rights — Adjustment to Conversion Rights Upon Certain Fundamental Changes — Conversion After Public Acquiror Change of Control” or “— Conversion Rights — Conversion Rate Adjustments,” such initial conversion rate may be adjusted as described in each such section;

•	are convertible into cash and shares of our common stock, if any, or, at our option, cash, in an amount equal to the sum of the daily settlement amounts (as described herein) for each day of the 30 trading-day cash settlement averaging period;

•	are redeemable by us in whole or in part at any time on or after May 15, 2013, upon at least 30 days notice but not more than 60 days notice, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the redemption date, unless the redemption date falls after a regular record date and on or prior to the related interest payment date, in which case we will pay such interest to the holder of record on the regular record date;

•	are subject to a holder’s option to require us to purchase all or a portion of its notes, as described under “— Purchase of Notes at a Holder’s Option,” on May 15, 2013, May 15, 2016 and May 15, 2021, at a cash purchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the purchase date;

•	are subject to a holder’s option to require us to purchase all or a portion of its notes upon a fundamental change, as described under “— Purchase of Notes at a Holder’s Option Upon a Fundamental Change,” at a cash purchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the purchase date; and

•	are due on May 15, 2026 (the “maturity date”), payable in cash in an amount equal to the principal amount of each note, plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the maturity date, unless earlier purchased, redeemed or converted.
      Each Guarantee of a Guarantor:

•	is a general unsecured obligation of that Guarantor;

•	is pari passu in right of payment with any existing and future unsubordinated indebtedness and other obligations of that Guarantor; and

•	is effectively subordinated to any secured indebtedness of that Guarantor (including the applicable Guarantor’s guarantee under the Credit Agreement) to the extent of the assets securing such indebtedness.
      We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP numbers in an unlimited aggregate principal amount as these notes, provided that no such additional notes may be issued unless they are fungible with these notes for U.S. federal income tax purposes. We may also, from time to time, repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.
      The indenture does not contain any financial covenants and does not restrict Greenbrier or our Subsidiaries from paying dividends, incurring additional indebtedness or issuing or repurchasing other securities. The indenture also does not protect a holder of notes in the event of a highly leveraged transaction or a fundamental change, as defined below, of Greenbrier, except to the extent described below under “— Purchase of Notes at a Holder’s Option Upon a Fundamental Change” and “— Conversion Rights — Adjustment to Conversion Rate Upon Certain Corporate Transactions.”
      No sinking fund is provided for the notes.
      The notes are issued in book-entry form only in denominations of $1,000 principal amount at issuance and integral multiples thereof. Beneficial interests in the notes are shown on, and transfers may be effected only through, records maintained by the Depository Trust Company (“DTC”), or its nominee, and any such interests may not be exchanged for certificated securities except in limited circumstances.
      There is currently no established market for the notes. The notes will not be listed on any securities exchange or automated quotation system. Accordingly, we cannot assure the liquidity of, or a trading market for, the notes.
      “Credit Agreement” means the Credit Agreement, dated June 29, 2005, as amended from time to time, among Greenbrier, TrentonWorks Limited, each lender from time to time party thereto, Bank of America, N.A., as administrative agent, and Bank of America, National Association, acting through its Canada branch, and any agreement or agreements evidencing any refunding, replacement, refinancing or renewal, in whole or in part, of the Credit Agreement; provided that such refunding, replacement, refinancing or renewal shall be effected in the commercial bank or institutional lending market, and not in the capital markets.
      “Domestic Subsidiary” means any Subsidiary of Greenbrier that was formed under the laws of the United States or any state thereof or the District of Columbia that guarantees or otherwise provides direct credit support for any indebtedness of Greenbrier or any other Subsidiary that guarantees or otherwise provides direct credit support for any indebtedness of Greenbrier.
      “Immaterial Subsidiary” means, as of any date, any Domestic Subsidiary whose total assets, as of that date, are less than $1.0 million and whose total revenues for the most recent 12-month period does not exceed $1.0 million; provided that a Domestic Subsidiary will not be considered an Immaterial Subsidiary if it, as of any date, together with all other Immaterial Subsidiaries, has net assets as of such date in excess of $5.0 million or has total revenues for the most recent 12-month period in excess of $5.0 million; provided further that a Domestic Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly provides a guarantee or is otherwise an obligor in respect of any indebtedness of Greenbrier.
      The term “indebtedness” means, with respect to any specified person, any indebtedness of such person, whether or not contingent: (1) in respect of borrowed money; (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof); (3) in respect of banker’s acceptances; (4) representing capital lease obligations; (5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or (6) representing any hedging obligations, if and to the extent any of the preceding items (other than letters of credit and hedging obligations) would appear as a liability upon a balance sheet of the specified person prepared in accordance with generally accepted accounting principles. In addition, the term “indebtedness” includes all indebtedness of others secured by a lien on any asset of the specified person (whether or not such indebtedness is assumed by the specified person) and, to the extent not otherwise included, the guarantee by the specified person of any indebtedness of any other person.
      “Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, however, that at the time any Joint Venture becomes, directly or indirectly, majority-owned by Greenbrier and its Subsidiaries, Greenbrier shall designate whether such Joint Venture shall be deemed a Subsidiary for purposes of the indenture and any such designation of a Joint

Venture as a Subsidiary shall be irrevocable and made by a resolution of the board of directors of Greenbrier set forth in an officers’ certificate delivered to the trustee contemporaneously with such designation; provided, further that if, at any time, Greenbrier and its Subsidiaries acquire all of the outstanding capital stock and all warrants, options or other rights to acquire capital stock (but excluding any debt security that is convertible into, or exchangeable for, capital stock) of any such Joint Venture, such Joint Venture shall become, without further action by Greenbrier or any other person, a Subsidiary in accordance with the terms of the indenture.
      “Subsidiary” means, in respect of any person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such person, (ii) such person and one or more Subsidiaries of such person or (iii) one or more Subsidiaries of such person; provided, however, that a Joint Venture that is majority-owned by Greenbrier and its Subsidiaries shall not be deemed a Subsidiary for purposes of the indenture unless Greenbrier shall designate such Joint Venture as a Subsidiary for purposes of the indenture, which designation shall be irrevocable and made by resolution of the board of directors of Greenbrier set forth in an officers’ certificate delivered to the trustee contemporaneously with such designation; provided, further that if, at any time, Greenbrier and its Subsidiaries acquire all of the outstanding capital stock and all warrants, options or other rights to acquire capital stock (but excluding any debt security that is convertible into, or exchangeable for, capital stock) of any such Joint Venture, such Joint Venture shall become, without further action by Greenbrier or any other person, a Subsidiary for purposes of the indenture.
      As used herein, “trading day” means a day during which (i) trading in our common stock generally occurs, (ii) there is no market disruption event and (iii) a closing sale price for our common stock is provided on New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded or, if our common stock is not traded on any market, then trading day shall mean a day on which the applicable price can be obtained (as determined by our board of directors).
      “Market disruption event” means the occurrence or existence on any trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.
Payments on the Notes
      We maintain an office or agency in The City of New York, where we will pay the principal on the notes and you may present the notes for conversion, registration of transfer or exchange for other denominations, which initially is the principal corporate trust office of the trustee presently located at U.S. Bank, National Association, Corporate Trust Office, 100 Wall Street, Suite 1600, New York, NY 10005.
      Except as provided below, we will pay interest on:

•	global notes to DTC in immediately available funds;

•	any certificated notes having an aggregate principal amount of $5.0 million or less by check mailed to the holders of those notes; and

•	any certificated notes having an aggregate principal amount of more than $5.0 million by wire transfer in immediately available funds if requested in writing by the holders of those notes at least 10 days prior to the relevant interest payment date and otherwise by check mailed to the holders of those notes.
      On the maturity date, each holder will be entitled to receive the principal amount of each note and accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the maturity date. With respect to global notes, principal and interest will be paid to DTC in immediately available funds. With respect to any certificated notes, principal and interest (including contingent interest and additional interest, if any) will be payable at our office or agency in New York City, which shall initially be the principal corporate trust office of the trustee at the address set forth above.
Interest
      The notes bear interest at an annual rate of 2.375% per annum from May 22, 2006, or from the most recent date to which interest has been paid or provided for. In addition, we will pay contingent interest on the notes in the circumstances described under “— Contingent Interest” and we will pay additional interest on the notes in the circumstances described under “— Registration Rights.” Interest will be payable semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 2006, to the holders of record at the close of business on the May 1 or November 1 immediately preceding such interest payment date. As used in this prospectus, the term “close of business” means 5:00 p.m., New York City time.
      Except as described below, we will not make any separate payment or other adjustment for accrued and unpaid interest (including contingent interest and additional interest, if any) on any notes when they are converted. Our delivery to the holder of the cash payment and any shares of our common stock deliverable in respect of the conversion of a note will be deemed to satisfy our obligation to pay (i) the principal amount of the note and (ii) accrued but unpaid interest attributable to the period from the most recent interest payment date to the conversion date. As a result, accrued but unpaid interest to the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited.
      If a holder of notes converts after the close of business on a regular record date for an interest payment but prior to the corresponding interest payment date, the holder on the regular record date will receive accrued interest (including contingent interest and additional interest, if any) on those notes on that interest payment date, notwithstanding the conversion of those notes prior to that interest payment date. However, at the time that the holder surrenders those notes for conversion, the holder must pay to us an amount equal to the interest (including contingent interest and additional interest, if any) that has accrued and that will be paid on the interest payment date. The preceding sentence does not apply to (1) a holder that converts notes that have been called by us for redemption and in respect of which we have specified a redemption date that is after a record date and on or prior to the related interest payment date, (2) a holder that converts notes in respect of which we have specified a fundamental change purchase date that is after a regular record date and on or prior to the corresponding interest payment date, and (3) any overdue interest existing at the time of conversion with respect to the notes converted, but only to the extent of the amount of such overdue interest. Accordingly, under the circumstances described in clauses (1) and (2), if a holder of notes chooses to convert those notes on a date that is after a regular record date but prior to the corresponding interest payment date, the holder will not be required to pay us, at the time the holder surrenders those notes for conversion, the amount of interest (including contingent interest and additional interest, if any) the holder of those notes on the record date will receive on the interest payment date.
      If any interest payment date (other than an interest payment date coinciding with the maturity date or earlier redemption date) of a note falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day. If the maturity date or a redemption date of a note falls on a day that is not a business day, the required payment of interest, if any, and principal will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after the maturity date or redemption date to such next succeeding business day.
      The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York are authorized or required by law, regulation or executive order to close.
      Each payment of interest due on the notes will include interest accrued through the day before the applicable interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

      Interest will cease to accrue on a note upon its maturity, conversion, redemption, or purchase, including upon a fundamental change.
Contingent Interest
      Subject to the accrual and record date provisions described above, we will pay contingent interest to the holders of notes during any six-month period from May 15 to November 14 and from November 15 to May 14, commencing with the six-month period beginning on May 15, 2013, if the trading price of a note for each of the five trading days ending on the third trading day immediately preceding the first day of the relevant six-month period equals 120% or more of the principal amount of the note.
      The amount of contingent interest payable per note with respect to any six-month period will equal 0.375% per annum of the average trading price of such note for the five trading days referred to above.
      The “trading price” of a note on any date of determination means the average of the secondary market bid quotations per note obtained by the bid solicitation agent for $5.0 million principal amount of notes at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally-recognized securities dealers we select, but if only one such bid can reasonably be obtained by the bid solicitation agent, this one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5.0 million principal amount of the notes from a nationally-recognized securities dealer or if, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the market price of a note will be determined by our board of directors based on a good faith estimate of fair value of the notes.
      The bid solicitation agent will initially be the trustee. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the notes.
      Upon determination that holders of notes will be entitled to receive contingent interest that will become payable during a relevant six-month period, on or prior to the start of such six-month period, we will provide notice to the trustee setting forth the amount of contingent interest per $1,000 principal amount of notes and disseminate a press release through a public medium that is customary for such press releases.
      We may unilaterally increase the amount of contingent interest we may pay or pay interest or other amounts we are not obligated to pay, but we will have no obligation to do so.
      Under the indenture, we and each holder agreed, for U.S. federal income tax purposes, to treat the notes as indebtedness that is subject to Treasury regulations governing contingent payment debt instruments.
Subsidiary Guarantees
      The notes are unconditionally guaranteed (the “Subsidiary Guarantees”) by each existing or future Domestic Subsidiary (other than any Domestic Subsidiary that is an Immaterial Subsidiary). These Subsidiary Guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee are limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent transfer under applicable law. See “Risk Factors — Certain events may delay payment on, lead to the subordination of, or void our and our subsidiaries’ obligations under the notes.”
      The Subsidiary Guarantee of a Guarantor will be released:

(1) prior to the satisfaction and discharge of the indenture governing the 8.375% Notes (the “8.375% Note Indenture”), (A) upon consummation of any sale or other disposition of all of the capital stock of that Guarantor to a person that is not (either before or after giving effect to such transaction) Greenbrier or a Restricted Subsidiary (as defined in the 8.375% Note Indenture) of Greenbrier if the sale or other disposition does not violate the “Asset Sale” provisions in the 8.375% Note Indenture or (B) if Greenbrier designates any such Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the 8.375% Note Indenture;

(2) after the satisfaction and discharge of the 8.375% Note Indenture, upon consummation of any sale or other disposition of all of the capital stock of that Guarantor to a person that is not (either before or after giving effect to such transaction) Greenbrier or a subsidiary of Greenbrier if the sale or other disposition does not violate the terms of any other indebtedness of Greenbrier guaranteed by that Guarantor;

(3) if that Guarantor ceases to directly or indirectly guarantee any indebtedness of Greenbrier; or

(4) upon satisfaction and discharge of the indenture as provided below under the caption “— Satisfaction and Discharge.”
Ranking of Notes
      The notes are our senior unsecured obligations and the Subsidiary Guarantees are the senior unsecured obligations of the Guarantors and rank equally in right of payment with all of our and the Guarantors’ existing and future unsecured and unsubordinated indebtedness and other obligations (including trade payables and the 8.375% Notes) and senior in right of payment to all of our existing and future subordinated indebtedness. The notes are effectively subordinated to any of our and the Guarantors’ existing and future secured indebtedness (including any borrowings under the Credit Agreement) to the extent of the value of the assets securing such indebtedness. In addition, the notes are effectively subordinated to all liabilities of our Subsidiaries that have not guaranteed the notes.
Conversion Rights

General
      Subject to the satisfaction of the conditions and during the periods described below under “— Conversion Upon Satisfaction of Sale Price Condition,” “— Conversion Upon Satisfaction of Trading Price Condition,” “— Conversion Upon Notice of Redemption,” and “— Conversion Upon Specified Corporate Transactions” or on or after May 15, 2021, a holder may convert each of its notes prior to the close of business on the business day immediately preceding the stated maturity of the notes into cash and shares of our common stock, if any, initially at a conversion rate of 20.8125 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $48.05 per share). The conversion rate and the conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below.
      A holder may convert fewer than all of its notes so long as the notes converted are in a principal amount that is an integral multiple of $1,000. Upon surrender of a note for conversion, we will deliver cash and shares of our common stock, if any, as described below under “— Payment Upon Conversion.”
      Holders may surrender notes for conversion under the following circumstances:

•	during any calendar quarter commencing after June 30, 2006, if the closing sale price per share of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is greater than or equal to 130% of the applicable conversion price on such last trading day (the “sale price condition”);

•	on or after May 15, 2021;

•	if we have called the notes for redemption, until the close of business on the second trading day immediately preceding the redemption date;

•	during the five consecutive business-day period following any five consecutive trading-day period in which the trading price for the notes on each such trading day was less than 98% of the closing sale price of our common stock multiplied by the applicable conversion rate on such trading day; and

•	during prescribed periods, upon the occurrence of specified corporate transactions.

      Each of these circumstances (other than the ability to convert on or after May 15, 2021) is more fully described below.
      We will promptly notify holders by press release once the notes have become convertible upon any of the foregoing circumstances; provided that if the event resulting in the notes becoming convertible is the satisfaction of the sale price condition and such condition has been satisfied in two or more consecutive quarters, we may notify holders of the continued convertibility of the notes by including a notice on our corporate website.
      If we call a holder’s notes for redemption, the holder may convert the notes only until the close of business on the second trading day immediately preceding the redemption date unless we fail to pay the redemption price. If a holder has already delivered a purchase election with respect to a note as described under either “— Purchase of Notes at a Holder’s Option” or “— Purchase of Notes at a Holder’s Option Upon a Fundamental Change,” it may not surrender that note for conversion until it has withdrawn the purchase election in accordance with the indenture. If a holder converts its notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, unless the tax is due because a holder requests the shares to be issued or delivered to another person, in which case that holder will pay that tax.

Conversion Upon Satisfaction of Sale Price Condition
      A holder may surrender its notes for conversion during any calendar quarter (and only during such calendar quarter) commencing after June 30, 2006, if the closing sale price per share of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is greater than or equal to 130% of the applicable conversion price per share of our common stock on such last trading day. Upon surrender by a holder of its notes for conversion, we will deliver cash and shares of common stock, if any, as described below under “— Payment Upon Conversion.”
      The “closing sale price” of our common stock on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the bid and asked prices or, if there is more than one bid or ask price, the average of the average bid and the average asked prices) on such date as quoted on the New York Stock Exchange or, if our common stock is not quoted on the New York Stock Exchange, in composite transactions for the principal U.S. national securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “closing sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by Pink Sheets, LLC or a similar organization. If our common stock is not so quoted, the “closing sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least two independent nationally recognized investment banking firms selected by us for this purpose. If at least two independent quotes cannot be obtained, the “closing sale price” will be determined in good faith by our board of directors. The closing sale price will be determined without reference to extended or after-hours trading.
      If at any time prior to May 15, 2021, the sale price condition described herein is satisfied in respect of a calendar quarter, we will publish a notice advising that the common stock price condition has been satisfied in respect of such calendar quarter in a press release through PR Newswire, Dow Jones & Co., Inc., Business Wire, or Bloomberg Business News Company, or, if any such organization is not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to disseminate broadly the relevant information to the public, and will make this information available on our website or through another public medium as we may use at that time.

Conversion Upon Satisfaction of Trading Price Condition
      A holder may surrender the notes for conversion into cash and, if applicable, shares of our common stock or, at the option of the Company, cash prior to the stated maturity of the notes during the five consecutive business-day period immediately following any five consecutive trading-day period in which the trading price per $1,000 principal amount of notes (as determined following a request by a holder of the notes in accordance with the procedures described below) for each trading day of such measurement period was less than 98% of the conversion value on such trading day.
      The “conversion value” of the notes on any date of determination means the product of the closing sale price per share of our common stock on such day and the applicable conversion rate in effect on such day.
      For this purpose, the “trading price” of the notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of notes obtained by the trustee for $5.0 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers we select, but if only one such bid can reasonably be obtained by the trustee, this one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5.0 million principal amount of the notes from a nationally recognized securities dealer, then, for purposes of the trading price condition only, the trading price per $1,000 principal amount of the notes will be deemed to be less than 98% of the conversion value of the notes on such determination date, as applicable.
      The trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination, and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of the notes would be less than 98% of the conversion value on such determination date. Upon receipt of such reasonable evidence, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 98% of the conversion value, as applicable. If, however, within five business days after providing us such reasonable evidence, we fail to instruct the trustee to determine the trading price of the notes, the “trading price” on each day after such fifth business day will be deemed to be less than 98% of the conversion value, as applicable, until we so instruct the trustee to determine the trading price.

Conversion Upon Notice of Redemption
      If we call any or all of the notes for redemption, a holder may convert any of its notes at any time prior to the close of business on the second trading day immediately prior to the redemption date. Upon surrender by a holder of its notes for conversion, we will deliver cash and shares of common stock, if any, as described below under “— Payment Upon Conversion.”

Conversion Upon Specified Corporate Transactions

Certain Distributions
      If we elect to:

•	distribute to all or substantially all holders of our common stock certain rights or warrants entitling them to purchase, for a period expiring within 60 days after the record date of the distribution, shares of our common stock at a price less than the closing sale price of a share of our common stock on the trading day immediately preceding the announcement date of the distribution; or

•	distribute to all or substantially all holders of our common stock assets (including cash), debt securities or rights or warrants to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 10% of the closing sale price of our common stock on the trading day immediately preceding the announcement date for such distribution, we must notify holders of the notes at least 35 trading days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the trading day immediately prior to the ex-dividend date or any announcement that such distribution will not take place. No holder may exercise this right to convert if the holder otherwise could participate in the distribution without conversion. The “ex-dividend” date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer. Upon surrender by a holder of its notes for conversion, we will deliver cash and shares of common stock, if any, as described below under “— Payment Upon Conversion.”

Certain Corporate Transactions
      If:

•	a transaction described in clause (1) of the definition of “fundamental change” as set forth under “— Purchase of Notes at a Holder’s Option Upon a Fundamental Change” below (regardless of whether such transaction constitutes a fundamental change) occurs;

•	a transaction or series of transactions described in clause (3) of the definition of “fundamental change” as set forth under “— Purchase of Notes at a Holder’s Option Upon a Fundamental Change” below (regardless of whether such transaction constitutes a fundamental change) occurs where our common stock would be converted into cash, securities and/or other property; or

•	a “fundamental change” occurs pursuant to clause (5) of the definition thereof, then in each case a holder may surrender notes for conversion at any time from and after the effective date of such transaction until and including the date which is 25 trading days after the effective date of such transaction (or, if such transaction also results in holders having a right to require us to purchase their notes, until the fundamental change purchase date). At the effective date of any such transaction, if applicable, a holder’s right to convert its notes into cash and shares of our common stock, if any, will be changed into a right to convert the notes into the kind and amount of reference property as described in “— Change in the Conversion Right Upon Certain Reclassifications, Business Combinations and Asset Sales,” except to the extent provided otherwise as described in “— Adjustment to Conversion Rate Upon Certain Corporate Transactions — Conversion After a Public Acquirer Change of Control.” We will notify holders and the trustee at the same time we publicly announce any transaction described in the second and third bullet points above (but in no event less than 10 days prior to the effective date of such transaction). We will notify holders and the trustee of any transaction described in the first bullet point above within three business days of the date of the filing announcing the consummation of such transaction.
      If a holder elects to convert its notes in connection with a transaction set forth above and such transaction is a make-whole transaction (as defined herein) we will increase the conversion rate by additional shares of our common stock as described in “— Adjustments to Conversion Rate Upon Certain Corporate Transactions — General” or, in lieu thereof, we may in certain circumstances elect to adjust the conversion rate and related conversion obligation so that the notes are convertible into shares of common stock of the acquiring or surviving entity as described in “— Adjustment to Conversion Rate Upon Certain Corporate Transactions — Conversion After a Public Acquirer Change of Control.”
Conversion Procedures
      To convert a certificated note, a holder must do each of the following:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice, and deliver this irrevocable notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.
      If a holder’s interest is a beneficial interest in a global note, to convert a holder must comply with the last three requirements listed above and comply with the depositary’s procedures for converting a beneficial interest in a global note. The date a holder complies with the applicable requirements is referred to as the

“conversion date.” The notes will be deemed to have been converted immediately prior to the close of business on the conversion date.
      The conversion agent will initially be the trustee. The conversion agent will, on a holder’s behalf, convert the notes into cash and shares of common stock, if any. A holder may obtain copies of the required form of the conversion notice from the conversion agent. Payments of cash and, if shares of common stock are to be delivered, a stock certificate or certificates will be delivered to the holder, or a book-entry transfer through DTC will be made, by the conversion agent for the number of shares of common stock as set forth below under “— Payment Upon Conversion.”
Payment Upon Conversion
      Each $1,000 principal amount of notes will be converted into cash and shares of our common stock, if any, as described below.
      In connection with any conversion, we will satisfy our obligation to convert the notes (the “conversion obligation”) by delivering to holders, on the third business day following the last day of the related cash settlement averaging period, in respect of each $1,000 aggregate principal amount of notes being converted, a “settlement amount” equal to the sum of the “daily settlement amount” for each of the 30 trading days during the cash settlement averaging period.
      The “daily settlement amount,” for each of the 30 trading days during the cash settlement averaging period, shall consist of:

•	cash equal to the lesser of $33.3333 and the daily conversion value; and

•	to the extent the daily conversion value exceeds $33.3333, a number of shares (the “daily share amount”) equal to (A) the difference between the daily conversion value and $33.3333, divided by (B) the volume weighted average price of our common stock (or the consideration into which our common stock has been converted in connection with certain corporate transactions) for such day. The sum of the daily share amounts for each of the 30 trading days during the cash settlement averaging period will equal the “residual value shares.”
      We may elect to pay cash to holders of notes surrendered for conversion in lieu of all or a portion of the residual value shares of common stock issuable upon conversion of such notes. If we do so elect to pay cash, we will notify you through the trustee of the dollar amount to be satisfied in cash (expressed as a percentage of the residual value shares that will be paid in cash in lieu of our common stock) at any time on or before the date that is three business days following receipt of your notice of conversion (“cash settlement notice period”). If we timely elect to pay cash for any portion of the residual value shares otherwise issuable to you, you may retract the conversion notice at any time during the two business-day period immediately following the cash settlement notice period (the “conversion retraction period”). If we do not make such an election, no retraction can be made (and a conversion notice shall be irrevocable).
      The amount of cash payable in such event in respect of each residual value share otherwise issuable upon conversion shall equal the sum of the residual cash value for such share calculated for each day of the conversion reference period. The “residual cash value” for each date shall be the product of (1) the percentage of each residual value share otherwise issuable upon conversion which we elect to pay in cash and (2) the cash value of the daily share amount for such date. The cash value of the daily share amount shall be determined by multiplying the daily share amount for such date by the volume weighted average price of our common stock for such date.
      “Daily conversion value” means, for each of the 30 consecutive trading days during the cash settlement averaging period, one-thirtieth (1/30 ) of the product of (1) the applicable conversion rate and (2) the volume weighted average price of our common stock (or the consideration into which our common stock has been converted in connection with certain corporate transactions) on such day.
      We will not issue fractional shares of common stock upon conversion of the notes. Instead, we will pay the cash value of such fractional shares based upon the volume weighted average price of our common stock

(or the consideration into which our common stock has been converted in connection with certain corporate transactions) on the last day of the cash settlement averaging period. Upon conversion of a note, a holder will not receive any separate cash payment of interest (including contingent interest and additional interest, if any) unless such conversion occurs between a record date and the interest payment date to which that record date relates.
      For purposes of this section “— Payment Upon Conversion,” “volume weighted average price” per share of our common stock on any trading day means the volume weighted average price on the principal exchange or over-the-counter market on which our common stock (or other security) is then listed or traded, from 9:30 a.m. to 4:00 p.m. (New York City time) on that trading day as displayed under the heading “Bloomberg VWAP” on Bloomberg Page GBX N Equity AQR (or the Bloomberg Page for any security into which our common stock has been converted in connection with a fundamental change), or if such volume weighted average price is not available, our board of director’s reasonable, good faith estimate of the volume weighted average price of the shares of our common stock, or other security, on such trading day.
      The “cash settlement averaging period” with respect to any note means (a) if the relevant conversion date occurs prior to the earlier of (i) the date on which we issue notice of redemption or (ii) the 36th trading day prior to the maturity date, the 30 consecutive trading days beginning on the third trading day after the related conversion date, (b) if the relevant conversion date occurs after we issue a notice of redemption, the cash settlement averaging period means the 30 consecutive trading days beginning on and including the 30th trading day immediately preceding the applicable redemption date and (c) for any notice of conversion given after the 36th trading day prior to the maturity date, the 30 consecutive trading days commencing on the trading day immediately following the maturity date.
      If a holder tenders notes for conversion and the conversion value is being determined at a time when the notes are convertible into other property in addition to or in lieu of our common stock, the conversion value of each note will be determined based on the kind and amount of shares of stock, securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of our common stock equal to the conversion rate would have owned or been entitled to receive in the transaction, the result of which is that the notes are convertible into such other property, and the value thereof during the cash settlement averaging period.
Conversion Rate Adjustments
      The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate, as a result of holding notes, in any of the transactions described below without having to convert their notes.
      (1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR 0	×	OS1 OS 0

where,

CR 0	=	the conversion rate in effect immediately prior to such event

CR1	=	the conversion rate in effect immediately after such event

OS 0	=	the number of shares of our common stock outstanding immediately prior to such event

OS1	=	the number of shares of our common stock outstanding immediately after such event.
      (2) If we issue to all or substantially all holders of our common stock, other than affiliates, any rights, warrants or other convertible securities entitling them for a period of not more than 60 days to subscribe for or purchase shares of our common stock, or securities convertible into shares of our common stock at a price per share or a conversion price per share less than the closing sale price of shares of our common stock on the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights, warrants or other convertible securities are not exercised prior to their expiration):

CR1 = CR 0	×	OS 0 + X OS 0 + Y

where,

CR 0	=	the conversion rate in effect immediately prior to such event

CR1	=	the conversion rate in effect immediately after such event

OS 0	=	the number of shares of our common stock outstanding immediately prior to such event

X	=	the total number of shares of our common stock issuable pursuant to such rights, warrants or other convertible securities

Y	=	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, warrants or other convertible securities divided by the average of the closing sale prices of our common stock for the 10 consecutive trading-day period ending on the trading day immediately preceding the announcement date of such issuance.
      (3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

•	dividends, distributions and rights or warrants referred to in clause (1) or clause (2) above; and

•	dividends or distributions paid exclusively in cash,
      then the conversion rate will be adjusted based on the following formula:

CR1 = CR 0	×	SP 0 SP 0 - FMV

where,

CR 0	=	the conversion rate in effect immediately prior to such distribution

CR1	=	the conversion rate in effect immediately after such distribution

SP 0	=	the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution

FMV	=	the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the record date for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1 = CR 0	×	FMV 0 + MP 0 MP 0

where,

CR 0	=	the conversion rate in effect immediately prior to such distribution

CR1	=	the conversion rate in effect immediately after such distribution

FMV 0	=	the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period after the effective date of the spin-off

MP 0	=	the average of the closing sale prices of our common stock over the first 10 consecutive trading-day period after the effective date of the spin-off.

The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day after the effective date of the spin-off.
      (4) If any cash dividend or distribution made to all or substantially all holders of our common stock during any quarterly fiscal period is in an aggregate amount that, together with other cash dividends or distributions made during such quarterly fiscal period (the “current dividend rate”), exceeds $0.08 per share (appropriately adjusted from time to time for an share dividends on, or subdivisions of, our common stock) (the “initial dividend rate”), the conversion rate will be adjusted based on the following formula:

CR1 = CR 0	×	SP 0 SP 0 - C

where,

CR 0	=	the conversion rate in effect immediately prior to the ex-dividend date for such distribution

CR1	=	the conversion rate in effect immediately after the ex-dividend date for such distribution

SP 0	=	the closing sale prices of our common stock on the trading day immediately preceding the ex-dividend date for such distribution;

C	=	the amount in cash per share we distribute to holders of our common stock in excess of the initial dividend rate.
      (5) If we make or if our Subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the per share consideration paid in such offer exceeds the average of the closing sale price of our common stock over the 10 consecutive trading-day period after the expiration of such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR 0	×	AC + (SP1 × OS1 ) OS 0 × SP1

where,

CR 0	=	the conversion rate in effect on the date such tender or exchange offer expires

CR1	=	the conversion rate in effect on the day next succeeding the date such tender or exchange offer expires

AC	=	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer

OS 0	=	the number of shares of common stock outstanding immediately prior to the date such tender or exchange offer expires

OS1	=	the number of shares of common stock outstanding immediately after the date such tender or exchange offer expires

SP1	=	the average of the closing sale prices of our common stock over the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires.

If, however, the application of the foregoing formula would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.
      To the extent we have a rights plan in effect upon conversion of the notes into common stock, the holder will receive (except to the extent we settle our conversion obligations in cash), in addition to shares of common stock, if any, the rights under the rights plan with respect to such shares unless the rights have separated from our common stock prior to the time of conversion, in which case the conversion rate will be adjusted at the time of separation as if we made a distribution referred to in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.
      To the extent permitted by law, we may, from time to time, increase the conversion rate for a period of at least 20 business days if our board of directors determines that such an increase would be in our best interests. Any such determination by our board of directors will be conclusive. We will give holders at least 15 business days notice of any increase in the conversion rate. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any distribution of common stock or similar event.
      We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least one percent in the conversion rate. However, any adjustments that are not required to be made because they would have required an increase or decrease of less than one percent will be carried forward and taken into account in any subsequent adjustment of the conversion rate or in connection with any conversion of the notes following a call for redemption, occurrence of a fundamental change or at maturity, as applicable. Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or any securities convertible into or exchangeable or exercisable for our common stock or rights to purchase our common stock or such convertible, exchangeable or exercisable securities.
      A holder may, in some circumstances, including the distribution of cash dividends to stockholders, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. See “United States Federal Income Tax Considerations — U.S. Holders — Constructive Distributions” and “— Consequences to Non-U.S. Holders — Dividends and Constructive Dividends.”
Change in the Conversion Right Upon Certain Reclassifications, Business Combinations and Asset Sales
      If we reclassify or change our common stock (other than a change only in par value or a change as a result of a subdivision or combination of our common stock) or we are a party to a consolidation, merger or binding share exchange, or if we sell, transfer, lease, convey or otherwise dispose of all or substantially all of our property or assets, in each case, in a transaction in which holders of our common stock receive stock, other securities, other property, assets or cash for their common stock (“reference property”), then, as of the effective time of such transaction, and unless we have elected to follow the provisions described under “— Adjustment to Conversion Rate Upon Certain Corporate Transactions — Conversion After a Public Acquirer Change of Control,” the right to convert notes into cash and shares of our common stock, if any, will be changed into a right to convert notes into cash and reference property based on the 30 trading-day daily settlement amounts of the reference property and the applicable conversion rate, as described under “— Payment Upon Conversion.” In such a case, any increase in the applicable conversion rate by additional shares as described in “— Adjustment to Conversion Rate Upon Certain Corporate Transactions — General” will not be payable in shares of our common stock, but will represent a right to receive additional reference property. However, if such a transaction also constitutes a “public acquirer change of control,” then we may in certain circumstances elect to change the conversion rate in the manner described under “— Adjustment to Conversion Rate Upon Certain Corporate Transactions — Public Acquiror Change of Control” in lieu of changing the conversion rate in the manner described in this section. The conversion value and the amounts received in settlement of our conversion obligation will be computed as set forth under “— Payment Upon Conversion.”
      In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such transaction, we will make adequate provision whereby the holders of the notes shall have a reasonable opportunity to determine the form of consideration into which the notes shall be convertible from and after the effective date of such transaction, in each case, for purposes of all outstanding notes, treated as a single class. The determination (i) will be made by holders representing a plurality of notes participating in such determination, (ii) will be subject to any limitations to which all of the holders of our common stock are subject, including, but not limited to, pro rata reductions applicable to any portion of the consideration payable in such transaction and (iii) will be conducted in such a manner as to be completed by the date which is the earlier of (a) the deadline for elections to be made by holders of our common stock, and (b) two trading days prior to the anticipated effective date of such transaction.
      A change in the conversion right described in this section could substantially lessen or eliminate the value of the conversion right of the notes. For example, if a third party acquires us in a cash merger, any amount previously payable upon conversion of the notes in shares of our common stock would thereafter be payable in cash and would no longer be payable in securities whose value could increase depending on our future financial performance, prospects and other factors.
      There is no precise, established definition of the phrase “substantially all” of our properties and assets under the laws of the State of New York, which governs the indenture and the notes, or under the laws of the State of Oregon, our state of incorporation. Accordingly, the effectiveness of the above provisions in the event of a conveyance, transfer, sale, lease or other disposition of less than all of our properties and assets may be uncertain.
Adjustment to Conversion Rate Upon Certain Corporate Transactions

General
      If the effective date or anticipated effective date of a make-whole transaction occurs on or prior to May 15, 2013 and a holder elects to convert its notes during the time periods specified under “— Conversion Rights — Conversion Upon Specified Corporate Transactions — Certain Corporate Transactions” (regardless of whether the notes are otherwise convertible during such time), we will increase the conversion rate for the notes surrendered for conversion by a number of additional shares (the “additional shares”) as described below.
      A “make-whole transaction” is any transaction or event described under “— Conversion Rights — Conversion Upon Specified Corporate Transactions  — Certain Corporate Transactions” pursuant to which 10% or more of the consideration for our common stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in such transaction or event consists of cash, securities or other property that are not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange.

      The number of additional shares will be determined by reference to the table below, based on the date on which such make-whole transaction becomes effective (the “effective date”) and the price (the “stock price”) paid per share for our common stock in such make-whole transaction. If holders of our common stock receive only cash in such make-whole transaction, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the closing sale prices of our common stock on the five trading days prior to but not including the effective date of such make-whole transaction.
      The stock prices set forth in the first row of the table below (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the notes is adjusted, as described above under “— Conversion Rate Adjustments.” The adjusted stock prices will equal the product of the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”
      The following table sets forth the stock price and number of additional shares to be added to the conversion rate per $1,000 principal amount of notes:

	Stock Price

Effective Date	$36.96	$40.00	$42.50	$45.00	$50.00	$55.00	$60.00	$65.00	$70.00	$75.00	$100.00	$125.00

May 22, 2006	6.2438	5.3616	4.7613	4.2506	3.4355	2.8220	2.3500	1.9801	1.6853	1.4472	0.7448	0.4248
May 15, 2007	6.2438	5.3514	4.7234	4.1913	3.3480	2.7193	2.2405	1.8690	1.5759	1.3414	0.6662	0.3702
May 15, 2008	6.2438	5.3193	4.6588	4.1023	3.2275	2.5833	2.0988	1.7279	1.4391	1.2110	0.5747	0.3096
May 15, 2009	6.2438	5.2525	4.5533	3.9681	3.0580	2.3986	1.9113	1.5448	1.2646	1.0473	0.4675	0.2424
May 15, 2010	6.2438	5.1401	4.3915	3.7705	2.8190	2.1454	1.6602	1.3051	1.0410	0.8420	0.3454	0.1718
May 15, 2011	6.1930	4.9469	4.1297	3.4606	2.4592	1.7768	1.3064	0.9782	0.7463	0.5801	0.2118	0.1028
May 15, 2012	6.0342	4.5847	3.6505	2.9037	1.8382	1.1726	0.7606	0.5064	0.3490	0.2505	0.0841	0.0442
May 15, 2013	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
      The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is in excess of $125.00 per share (subject to adjustment), no additional shares will be added to the conversion rate upon conversion.

•	If the stock price is less than $36.96 per share (subject to adjustment), no additional shares will be added to the conversion rate upon conversion.
      Notwithstanding the foregoing, the conversion rate shall not exceed 27.0563 per $1,000 principal amount of notes on account of adjustments described in this section, subject to the adjustments set forth in clauses (1) through (5) of “— Conversion Rate Adjustments.” Further, notwithstanding anything in “— Conversion Rate Adjustments” to the contrary, the conversion rate shall not exceed 200.000 per $1,000 principal amount of notes, equivalent to a conversion price of $5.00 per share of common stock, other than as a result of proportional adjustments to the conversion rate in the manner set forth in clauses (1) through (3) of such section.

Conversion After a Public Acquirer Change of Control
      Notwithstanding the foregoing, in the event of a public acquirer change of control, we may, in lieu of issuing additional shares as described above, in our sole discretion, elect to adjust the conversion rate and the related conversion obligation such that from and after the effective time of such public acquirer change of control, holders of notes will be entitled to convert their notes (subject to satisfaction of the conditions to conversion described under “— Conversion Rights — General” above) into a number of shares of public acquirer common stock (as defined below) by multiplying the applicable conversion rate in effect immediately before the effective time of the public acquirer change of control by a fraction:

•	the numerator of which will be (i) in the case of a share exchange, consolidation, merger or binding share exchange, pursuant to which our common stock is converted into cash, securities or other property, the value of all cash, securities and other property (as determined by our board of directors) paid or payable per share of common stock or (ii) in the case of any other public acquirer change of control, the average of the closing sale price of our common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control; and

•	the denominator of which will be the average of the closing sale prices of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change of control.
      A “public acquirer change of control” means any make-whole transaction that would otherwise obligate us to increase the conversion rate as described above under “— Adjustment to Conversion Rate Upon Certain Corporate Transactions — General” where the acquirer (or any entity that directly or indirectly owns a majority of the voting stock of the acquirer and fully and unconditionally guarantees the notes) has a class of common stock traded on a national securities exchange or which will be so traded or quoted when issued or exchanged in connection with such fundamental change (the “public acquirer common stock”).
      Upon a public acquirer change of control, if we so elect, holders may convert their notes (subject to satisfaction of the conditions to conversion described under “— Conversion Rights — General” above) at the adjusted conversion rate described in the second preceding paragraph but will not be entitled to the increased conversion rate described under “— Adjustment to Conversion Rate Upon Certain Corporate Transactions — General.” We are required to notify the trustee and holders of such election in the notice to holders of such transaction. As described under “— Conversion Upon Specified Corporate Transactions,” holders may convert their notes upon a public acquirer change of control during the period specified therein. In addition, a holder can also, subject to certain conditions, require us to purchase all or a portion of its notes as described under “— Purchase of Notes at a Holder’s Option Upon a Fundamental Change.”
Optional Redemption by Greenbrier
      We may not redeem any of the notes prior to May 15, 2013. We may redeem for cash all or a portion of the notes at any time on or after May 15, 2013 at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the redemption date. However, if the redemption date occurs after a regular record date for the payment of interest and on or prior to the corresponding interest payment date, we will pay interest to holders of record on the regular record date and the redemption price will be 100% of the principal amount of the notes to be redeemed.
      We will provide not less than 30 nor more than 60 calendar days notice mailed to each holder of the notes to be redeemed. When the redemption notice is given and funds deposited as required, interest will cease to accrue on and after the redemption date on the notes or portions of such notes called for redemption. If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed by lot, or on a pro rata basis or by another method the trustee considers fair and appropriate. If the trustee selects a portion of a holder’s notes for partial redemption and such holder converts a portion of its notes, the converted portion will be deemed to be from the portion selected for redemption.
Purchase of Notes at a Holder’s Option
      Holders have the right to require us to purchase all or a portion of their notes on May 15, 2013, May 15, 2016 and May 15, 2021 (each, a “purchase date”). Any note purchased by us on a purchase date will be paid for in cash. We will be required to purchase any outstanding notes for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 22 business days prior to the relevant purchase date until the close of business on the date that is two business days prior to the purchase date. If the purchase notice is given and properly withdrawn prior to the relevant purchase date, we will not be obligated to purchase the related notes. Also, as described in “Risk Factors — We may not be able to purchase the notes at the option of the holder or upon a fundamental change as required by the indenture governing the notes,” we may not have funds sufficient to purchase notes when we are required to do so or we may be prohibited from doing so by our agreements governing our outstanding indebtedness, including the Credit Agreement.
      The purchase price payable will be equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the purchase date; provided however, we will pay interest to the holder of record on the regular record date.
      On or before the 22nd business day prior to each purchase date, we will provide to the trustee, the paying agent and to all holders of the notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

•	the purchase price;

•	the name and address of the paying agent and the conversion agent; and

•	the procedures that holders must follow to require us to purchase their notes.
      Simultaneously with providing such notice, we will issue a press release through PR Newswire, Dow Jones & Company, Inc., Business Wire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) containing the relevant information and will publish such information on our corporate web site or through another public medium as we may use at that time.
      A notice electing to require us to purchase a holder’s notes must state:

•	the relevant purchase date;

•	if certificated notes have been issued, the certificate numbers of the notes;

•	the portion of the principal amount at issuance of notes to be purchased, in integral multiples of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.
      If the notes are not in certificated form, a holder’s notice must comply with applicable DTC procedures.
      No notes may be purchased at the option of holders if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the purchase price of the notes.
      A holder may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount at issuance, if any, which remains subject to the purchase notice.
If the notes are not in certificated form, a holder’s notice must comply with applicable DTC procedures.
      A holder must either deliver or effect book-entry transfer of the notes, together with necessary endorsements, to the office of the paying agent after delivery of the notice to receive payment of the purchase price. A holder will receive payment promptly following the later of the purchase date or the time of book-

entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the purchase price of the notes on the business day following the purchase date, then:

•	the notes will cease to be outstanding and interest (including contingent interest and additional interest, if any) will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the purchase price upon delivery or transfer of the notes).
Purchase of Notes at a Holder’s Option Upon a Fundamental Change
      In the event of a fundamental change, a holder will have the right to require us to purchase for cash all or any part of such holder’s notes at a purchase price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the “fundamental change purchase date”, which will be a date selected by us no later than the 20th business day following our notice of a fundamental change as described below. Notes submitted for purchase must be principal amounts of $1,000 or integral multiples thereof.
      On or before the 30th day after the occurrence of a fundamental change, we will provide to all holders of notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state (among other things):

•	the events constituting the fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the purchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date;

•	the name and address of the paying agent and the conversion agent;

•	the conversion rate and any adjustment to the conversion rate that will result from the fundamental change;

•	that notes with respect to which a purchase notice is given by the holder may be converted, if otherwise convertible, only if the purchase notice has been withdrawn in accordance with the provisions of the indenture; and

•	the procedures that a holder must follow to exercise the purchase rights.
      Simultaneously with providing such notice, we will issue a press release through PR Newswire, Dow Jones & Company, Inc., Business Wire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) containing the relevant information and will publish such information on our corporate web site or through another public medium as we may use at that time.
      To exercise the purchase right, a holder must deliver, on or before the fundamental change purchase date (subject to extension to comply with applicable law), a written fundamental change purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the notes, duly completed, to the paying agent. The fundamental change purchase notice must state:

•	if certificated notes have been issued, the certificate numbers of the notes;

•	the portion of the principal amount at issuance of notes to be purchased, in integral multiples of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.
If the notes are not in certificated form, a holder’s fundamental change purchase notice must comply with applicable DTC procedures.
      A holder may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the purchase notice.
If the notes are not in certificated form, a holder’s notice of withdrawal must comply with applicable DTC procedures.
      A holder must either deliver or effect book-entry transfer of the notes, together with necessary endorsements, to the office of the paying agent on or within a period to be specified after the fundamental change purchase date to receive payment of the purchase price. We will be required to purchase the notes on the fundamental change purchase date, subject to extension to comply with applicable law. A holder will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or delivery of the notes. If the paying agent holds cash sufficient to pay the fundamental change purchase price of the notes on the fundamental change purchase date, then:

•	the notes will cease to be outstanding and interest (including contingent interest and additional interest, if any) will cease to accrue (whether or not such notes are delivered to the paying agent or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price upon delivery or transfer of the notes).
      A fundamental change will be deemed to have occurred if any of the following occurs:

(1) the consummation of a transaction pursuant to which a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than us, our Subsidiaries or our or their employee benefit plans, has become the ultimate “beneficial owner,” as defined in Rules 13d-3 and 13d-5 under the Exchange Act of our capital stock representing more than 50% of our total outstanding voting stock that is entitled to vote in the election of our board of directors, as reflected in Schedule TO or any schedule or report filed under the Exchange Act disclosing the consummation of such transaction;

(2) the first day on which a majority of the members of our board of directors are not continuing directors;

(3) we consolidate with or merge with or into any person or convey, transfer, sell or otherwise dispose of or lease all or substantially all of our assets to any person, or any corporation consolidates with or merges into or with us, in any such event pursuant to a transaction in which our outstanding voting stock is changed into or exchanged for cash, securities or other property, other than (i) any such transaction where our outstanding voting stock is not changed or exchanged at all (except to the extent necessary to reflect a change in Greenbrier’s jurisdiction of incorporation), (ii) where (A) our outstanding voting stock is changed into or exchanged for cash, securities and other property (other than equity interests of the surviving corporation) and (B) our shareholders immediately before such transaction own, directly or indirectly, immediately following such transaction, more than 50% of the total outstanding voting stock of the surviving corporation in the same proportion amongst themselves as such ownership immediately prior to such transaction or (iii) lease transactions by a Leasing Subsidiary in the ordinary course of business;

(4) we are liquidated or dissolved or adopt a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under “— Consolidation, Merger and Sales of Assets;” or

(5) our common stock, or any other common stock into which the notes become convertible pursuant to the terms of the indenture, ceases to be traded on a U.S. national securities exchange or traded on an established automated over-the-counter trading market in the United States.

      However, notwithstanding the foregoing, a fundamental change will not be deemed to have occurred if, in the case of clauses (1) or (3) above, at least 90% of the consideration, excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights, in the merger or consolidation constituting the fundamental change consists of capital stock traded on a U.S. national securities exchange (or which will be so traded when issued or exchanged in connection with such fundamental change) and as a result of such transaction or transactions the notes become convertible into such capital stock, excluding cash payments for fractional shares.
      “Leasing Assets” means, with respect to any person, such person’s interests (1) in railcars, marine barges, surface transportation equipment and any accessions or other tangible assets related to the foregoing that are owned or leased by such person in the ordinary course of business of such person and (2) in the lease agreements entered into by such person, as lessor, in the ordinary course of business.
      “Leasing Subsidiary” means Greenbrier Leasing Company LLC or any of its Subsidiaries in each case so long as the business of such person is limited to management, marketing, remarketing, leasing and/or selling railcars, marine barges, surface transportation equipment and any accessions or other tangible assets related to the foregoing and/or Leasing Assets owned by such person or any other person, and such person does not own any manufacturing assets or conduct a manufacturing business (provided that neither Greenbrier Leasing Company LLC nor any of its Subsidiaries shall be deemed to own manufacturing assets or to be conducting a manufacturing business solely as a result of its ownership of capital stock and all warrants, options or other rights to acquire capital stock (but excluding any debt security that is convertible into, or exchangeable for, capital stock) of Gunderson LLC, an Oregon limited liability company, owned on the date that notes first are issued under the indenture).
      “Voting stock” means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of an entity (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).
      “Continuing directors” means, as of any date of determination, any member of our board of directors:

•	who was a member of our board of directors on the issue date of the notes; or

•	who was nominated for election or elected to our board of directors with the approval of a majority of the continuing directors who were members of our board at the time of new director’s nomination or election; or

•	whose election was ratified, or who is nominated for re-election, by a majority of the continuing directors who were members of our board at the time of the new director’s initial election to our board of directors.

      The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or other disposition of “all or substantially all” of our assets. There is no precise, established definition of the phrase “substantially all” under the laws of the State of New York, which governs the indenture and the notes, or under the laws of the State of Oregon, our state of incorporation. Accordingly, a holder’s ability to require us to purchase its notes as a result of a conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.
      Pursuant to the indenture, in connection with a fundamental change purchase, we will comply with all U.S. federal and state securities laws in connection with any offer by us to purchase the notes upon a fundamental change.
      This fundamental change purchase feature may make more difficult or discourage a takeover of Greenbrier and the removal of incumbent management. However, we are not aware of any specific effort to accumulate shares of our capital stock with the intent to obtain control of Greenbrier by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is a result of negotiations between Greenbrier and the initial purchasers.
      We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a fundamental change but would increase the amount of debt outstanding or otherwise adversely affect a holder of notes. Neither we nor our Subsidiaries are prohibited under the indenture from incurring additional debt, including secured debt. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes, and to satisfy our obligation to purchase the notes upon a fundamental change. See “Risk Factors — Despite our increased leverage, we will be able to incur more debt, which may intensify the risks associated with our increased leverage.”
      Our ability to purchase notes upon the occurrence of a fundamental change is subject to important limitations. If a fundamental change were to occur, we may not have sufficient funds, or be able to arrange financing, to pay the fundamental change purchase price for the notes tendered by holders. In addition, we may in the future incur debt that has similar fundamental change provisions that permit holders of such debt to accelerate or require us to purchase such debt upon the occurrence of events similar to a fundamental change. Any failure by us to purchase the notes when required following a fundamental change would result in an event of default under the indenture. Any such event of default may, in turn, cause a default under our other indebtedness.
      We will not be required to make an offer to purchase the notes upon a fundamental change if a third party (1) makes an offer to purchase the notes in the manner, at the times and otherwise in compliance with the requirements applicable to an offer made by us to purchase notes upon a fundamental change and (2) purchases all of the notes validly delivered and not withdrawn under such offer to purchase notes.
Additional Guarantees
      If we or any Guarantor acquires or creates another Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within ten business days of the date on which it was acquired or created; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.
      In addition to the Guarantors named in the indenture, the indenture provides that any of our existing or future Subsidiaries shall become a Guarantor if and for so long as such Subsidiary provides a guarantee or otherwise becomes an obligor in respect of our indebtedness.

Consolidation, Merger and Sales of Assets
      The indenture provides that we may not consolidate with or merge into any other person or convey, transfer, sell, lease or otherwise dispose of all or substantially all of our properties and assets to another person unless, among other things:

•	the resulting, surviving or transferee person is a person organized and validly existing under the laws of the United States, any state thereof or the District of Columbia;

•	such person assumes all of our obligations under the notes, the indenture and the registration rights agreement in each case in a form reasonably satisfactory to the trustee;

•	immediately after giving effect to such transaction, no event of default under the indenture (an “event of default”) shall have occurred and be continuing;

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel with respect thereto as provided for in the indenture; and

•	each Guarantor shall have by amendment to its Subsidiary Guarantee confirmed in writing that its Subsidiary Guarantee shall continue to apply to the obligations of Greenbrier or the surviving person in accordance with the notes and the indenture.
      The indenture also provides that no Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving person), another person, other than Greenbrier or another Guarantor unless:

•	immediately after giving effect to that transaction, no default or event of default shall have occurred and be continuing; and

•	either

•	the person acquiring the property in any such sale or disposition or the person formed by or surviving any such consolidation or merger is a person organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

•	(1) prior to the satisfaction and discharge of the 8.375% Note Indenture, such sale or other disposition complies with the “Asset Sale” provisions of the 8.375% Note Indenture, including the application of the net proceeds therefrom in accordance with the terms thereof, or (2) after the satisfaction and discharge of the 8.375% Note Indenture, such sale or other disposition complies with the terms of any other indebtedness of Greenbrier guaranteed by that Guarantor.
      Upon any such consolidation, merger or disposition in accordance with the foregoing, the successor corporation formed by such consolidation or into which we or a Guarantor are merged or the successor person to which such conveyance, sale, lease, transfer or other disposition is made will succeed to, and be substituted for, and may exercise our right and power, under the indenture with the same effect as if such successor had been originally named therein, and thereafter (except in the case of a lease) the predecessor corporation will be relieved of all further obligations and covenants under the indenture, the notes and the registration rights agreement, as applicable.
      This covenant includes a phrase relating to the conveyance, transfer, sale, lease or other disposition of “all or substantially all” of our properties and assets. There is no precise, established definition of the phrase “substantially all” under the laws of the State of New York, which governs the indenture and the notes, or under the laws of the State of Oregon, our state of incorporation. Accordingly, the effectiveness of this covenant in the event of a conveyance, transfer, sale, lease or other disposition of less than all of our properties and assets may be uncertain.
      An assumption by any person of our obligations under the notes and the indenture might be deemed for U.S. federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.
Events of Default
      Each of the following constitutes an event of default under the indenture:

(1) default for 30 days in the payment when due of interest (including contingent interest and additional interest, if any) on the notes;

(2) default in the payment when due (at maturity, upon redemption or acceleration or otherwise) of the principal of the notes;

(3) our failure to convert notes into cash or a combination of cash and common stock upon exercise of a holder’s conversion right in accordance with the provisions of the indenture;

(4) our failure to redeem notes after we have exercised our redemption option;

(5) our failure to provide notice in the event of a fundamental change or with respect to a fundamental change purchase right within 5 days of the date required by the indenture;

(6) other than as set forth in clause (5) above, our failure or a Guarantor’s failure to comply with the provisions described under the captions “— Purchase of Notes at a Holder’s Option,” “— Purchase of Notes at a Holder’s Option Upon a Fundamental Change” or “— Consolidation, Merger and Sales of Assets;”

(7) our failure for 30 days after notice to comply with any of the other agreements in the indenture;

(8) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any of our or our Guarantors’ indebtedness (or the payment of which is guaranteed by us or any Guarantor) whether such indebtedness or guarantee now exists, or is created after the date on which notes are first issued under the indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any on, such indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such indebtedness prior to its stated maturity, and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the stated maturity of which has been so accelerated, aggregates $10.0 million or more;

(9) failure by us or any Guarantor to pay final judgments entered by a court or courts of competent jurisdiction, aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days after such judgments have become final and non-appealable;

(10) except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; or

(11) certain events of bankruptcy or insolvency described in the indenture with respect to Greenbrier or any Guarantor that is a Significant Subsidiary or a group of Guarantors that, taken together (as of the latest audited consolidated financial statements for Greenbrier and its Subsidiaries) would constitute a Significant Subsidiary.
      In the case of an event of default arising from certain events of bankruptcy or insolvency, with respect to Greenbrier, any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately by notice in writing to Greenbrier (and to the trustee if given by holders).
      Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing default or event of default if it determines that withholding notice is in their interest, except a default or event of default relating to the payment of principal or interest (including contingent interest and additional interest, if any). Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest (including contingent interest and additional interest, if any) when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless,

(1) such holder has previously given the trustee notice that an event of default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) the holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60 day period.
      The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may, on behalf of the holders of all of the notes, waive any existing default or event of default and its consequences under the indenture except a continuing default or event of default in the payment of interest (including contingent interest and additional interest, if any) on, or the principal of, the notes.
      Greenbrier is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any default or event of default, Greenbrier is required to deliver to the trustee a statement specifying such default or event of default.
      “Default” means, in respect of the notes, any event which is, or with the passage of time or the giving of notice or both would be, an event of default.
      “Significant Subsidiary” means, with respect to any person, any subsidiary of such person that satisfies the criteria of a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X.
No Personal Liability of Directors, Officers, Employees and Stockholders
      No director, officer, employee, incorporator or stockholder of Greenbrier or any Guarantor, as such, will have any liability for any obligation of Greenbrier or the Guarantors under the notes, the indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver may not be effective to waive liabilities under the federal securities laws.

Modification and Waiver

Changes Requiring Approval of Each Affected Holder
      The indenture (including the terms and conditions of the notes) cannot be modified or amended without the written consent or the affirmative vote of the holder of each note affected by such change (in addition to the written consent or the affirmative vote of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding) to:

•	reduce the principal amount of notes the holders of which must consent to an amendment, supplement or waiver;

•	reduce the principal, redemption price, purchase price, fundamental change purchase price or change the fixed maturity of any note or alter the provisions, or waive any payment, with respect to the redemption of the notes;

•	reduce the rate, of or change the time for payment of interest (including rate of contingent interest or additional interest, if any) on, any note;

•	waive a default or event of default in the payment of principal of, or interest (including contingent interest or additional interest, if any) or premium, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

•	make any payment in respect of any note, including principal, redemption price, purchase price, fundamental change purchase price or interest (including contingent interest and additional interest, if any) payable in money other than U.S. dollars;

•	make any change in the provisions of the indenture relating to waivers of past defaults;

•	make any change in the rights of holders of notes to receive payments of principal of, or interest (including contingent interest or additional interest, if any) or premium, if any, on, the notes;

•	release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the notes or the Subsidiary Guarantees;

•	amend, change or modify the obligation of Greenbrier to make and consummate a purchase of notes in the event of a fundamental change in accordance with the provisions set forth under “Purchase of Notes at the Holder’s Option Upon a Fundamental Change,” including, in each case, amending, changing or modifying any definition relating thereto;

•	except as otherwise permitted under the caption “— Consolidation, Merger and Sales of Assets”, consent to the assignment or transfer by Greenbrier or any Guarantor of any of their rights or obligations under the indenture;

•	amend or modify any of the provisions of the indenture or the related definitions affecting the subordination or ranking of the notes or any Subsidiary Guarantee in any manner adverse to the holders of the notes or any Subsidiary Guarantee;

•	make any change in the preceding amendment and waiver provisions;

•	impair or adversely affect the conversion rights or purchase rights of any holders of notes; or

•	impair or adversely affect the manner of calculation or rate of accrual of interest (including contingent interest and additional interest, if any) on any note.

Changes Requiring Majority Approval
      The indenture (including the terms and conditions of the notes) may be modified or amended, subject to the provisions described above, with the written consent of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding; provided that certain modifications or amendments to the indenture (including the terms and conditions of the notes) may be made by us and the trustee without the consent of any holder as described below.

Changes Requiring No Approval
      The indenture (including the terms and conditions of the notes) may be modified or amended by us, the Guarantors and the trustee, without the consent of the holder of any note, to:

•	cure any ambiguity, defect or inconsistency;

•	provide for uncertificated notes in addition to or in place of certificated notes;

•	provide for the assumption of Greenbrier’s or a Guarantor’s obligations to holders of notes and Subsidiary Guarantees in the case of a merger or consolidation or sale of all or substantially all of Greenbrier’s or such Guarantor’s assets, as applicable;

•	make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	conform the text of the indenture or the notes to any provision of this description of notes to the extent that such provision in this description of notes was intended to be a verbatim recitation of a provision of the indenture or the notes;

•	provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture;

•	allow any Guarantor to execute a supplemental indenture and/or a Subsidiary Guarantee with respect to the notes or to reflect the release of a Guarantor in accordance with the provisions of the indenture;

•	surrender any right or power conferred upon us;

•	provide for conversion rights of holders of notes if any reclassification or change of our common stock or any consolidation, merger, conveyance, transfer, sale, lease or disposition of all or substantially all of our assets occurs, or in connection with any public acquirer change of control, in each case in compliance with the provisions of the indenture;

•	increase the conversion rate, provided that the increase will not adversely affect the interests of the holders of notes; or

•	evidence and provide the acceptance of the appointment of a successor trustee under the indenture.

Waiver
      The holders of a majority in aggregate principal amount of notes outstanding may waive compliance with certain provisions of the indenture relating to the notes, unless (1) we fail to pay principal of or interest (including contingent interest and additional interest, if any) on any note when due, (2) we fail to convert any note into cash or, at our election, a combination of cash and common stock as required by the indenture or (3) we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note to modify or amend.
      Any notes held by us or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us shall be disregarded (from both the numerator and denominator) for purposes of determining whether the holders of a majority in aggregate principal amount of the outstanding notes have consented to a modification, amendment or waiver of the terms of the indenture.
Form, Denomination and Registration

Denomination and Registration
      The notes are issued in fully registered form, without coupons, in denominations of $1,000 principal amount at issuance and integral multiples thereof.

Global Notes
      Notes are evidenced by one or more global notes deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co. as DTC’s nominee.
      Record ownership of the global notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. A holder may hold its interests in the global notes directly through DTC if such holder is a participant in DTC, or indirectly through organizations which are direct DTC participants if such holder is not a participant in DTC. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds. Holders may also beneficially own interests in the global notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.
      So long as Cede & Co., as nominee of DTC, is the registered owner of the global notes, Cede & Co. for all purposes will be considered the sole holder of the global notes. Except as provided below, owners of beneficial interests in the global notes:

•	will not be entitled to have certificates registered in their names;

•	will not receive or be entitled to receive physical delivery of certificates in definitive form; and

•	will not be considered holders of the global notes.
      The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability of an owner of a beneficial interest in a global security to transfer the beneficial interest in the global security to such persons may be limited.
      Certificates for the notes will be issued in exchange for interests in global notes only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for the global notes and we fail to appoint a successor depositary within 90 calendar days;

•	DTC ceases to be a “clearing agency” registered under the Exchange Act and we fail to appoint a successor depositary within 90 calendar days;

•	we, at our option, notify the trustee in writing that we elect to cause the issuance of certificates for the notes; or

•	an event of default has occurred and is continuing and the registrar has received a request from DTC that the notes be reissued as certificated notes.
      Certificated notes delivered in exchange for any global note or beneficial interests in a global note will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Transfer Restrictions,” unless that legend is not required by applicable law.
      We will wire, through the facilities of the trustee, payments of principal, accrued interest (including contingent interest and additional interest, if any) on the global notes to Cede & Co., the nominee of DTC, as the registered owner of the global notes. None of Greenbrier, the trustee or any paying agent will have any responsibility or be liable for paying amounts due on the global notes to owners of beneficial interests in the global notes.
      It is DTC’s current practice, upon receipt of any payment of principal or accrued interest (including contingent interest and additional interest, if any) on the global notes, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the notes represented by the global notes, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in notes represented by the global notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”
      If a holder would like to convert its notes pursuant to the terms of the notes, the holder should contact its broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.
      Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, a holder’s ability to pledge its interest in the notes represented by global notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.
      DTC has advised us that it will take any action permitted to be taken by a holder of notes, including, without limitation, the presentation of notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global notes are credited and only for the principal amount of the notes for which directions have been given.
      DTC has advised that DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
      DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations, such as the initial purchasers of the notes. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.
      Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of Greenbrier, the trustee or any of their respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to or payments made on account of beneficial ownership interests in global notes.
      According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for information purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Transfer and Exchange
      A holder may transfer or exchange the notes only in accordance with the indenture. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection therewith. We are not required to transfer or exchange any note (1) selected for redemption, (2) in respect of which a purchase notice or fundamental change purchase notice has been given and not withdrawn by the holder thereof or (3) any note surrendered for conversion.
Rule 144A Information
      At any time prior to the expiration of the Rule 144(k) holding period applicable to the notes and the shares of common stock issued upon conversion thereof, if we are not subject to Section 13 or 15(d) of the Exchange Act, upon the request of a holder or any beneficial owner of notes or holder or beneficial owner of common stock issued upon conversion thereof, we will promptly furnish or cause to be furnished the information required pursuant to Rule 144A(d)(4) under the Securities Act to such holder or any beneficial owner of notes or holder or beneficial owner of our common stock issued upon conversion thereof, or to a prospective purchaser of any such security designated by any such holder, as the case may be, to the extent required to permit compliance by such holder with Rule 144A under the Securities Act in connection with the resale of any such security.
Satisfaction and Discharge
      We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the paying agent or the conversion agent, as the case may be, after the notes have become due and payable, whether at maturity, any redemption date, any purchase date, or upon conversion or otherwise, cash and, as applicable, common stock or other property (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture. Such discharge is subject to terms contained in the indenture.
Governing Law
      The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.
Trustee, Transfer Agent and Registrar
      U.S. Bank National Association (“U.S. Bank”), as trustee, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes. U.S. Bank or its affiliates, may from time to time in the future provide banking and other services to us and our Subsidiaries in exchange for a fee. U.S. Bank serves as the clearing agent for a significant number of our securities transactions. We pay U.S. Bank customary fees for these services.
      Computershare Limited (formerly known as Equiserve) is the transfer agent and registrar for our common stock.
Calculations in Respect of Notes
      Except as otherwise provided herein, we or our agents will be responsible for making all calculations called for in connection with the conversion of the notes. These calculations include, but are not limited to, determination of the market price of the common stock. We or our agents will make all these calculations in good faith and, absent manifest error, these calculations will be final and binding on holders of notes. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

Repurchase and Cancellation of Notes
      We and our Subsidiaries may, to the extent permitted by law, repurchase notes in the open market or by tender offer at any price or by private agreement. Any notes repurchased by us or our Subsidiaries may not be reissued or resold and must be surrendered to the trustee for cancellation.
      All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled except as provided in the indenture.
Replacement of Notes
      We will replace mutilated, destroyed, stolen or lost notes at the expense of the holder upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to us and the trustee may be required at the expense of the holder of such note before a replacement note will be issued.
Registration Rights
      On May 22, 2006, Greenbrier and the Guarantors entered into a registration rights agreement with the initial purchasers for the benefit of the holders of notes. Pursuant to the registration rights agreement, Greenbrier and the Guarantors agreed, at their expense, to:

•	use their reasonable best efforts to file with the SEC not later than the date 90 calendar days after the first date of original issuance of the notes a shelf registration statement, of which this prospectus is a part, covering resales by the holders of all notes and the common stock issuable upon conversion of all notes that timely complete and deliver a selling securityholder notice and questionnaire distributed by Greenbrier prior to filing the registration statement;

•	use their reasonable best efforts to cause such shelf registration statement to be declared effective by the SEC as promptly as is practicable, but in no event later than 180 calendar days after the first date of original issuance of the notes, in the case of the initial shelf registration statement, or within 45 days of the filing date, in the case of any other shelf registration statement; and

•	use their reasonable best efforts to keep each such shelf registration statement effective until the earliest of:

•	two years after the last date of original issuance of any of the notes;

•	the date on which the holders of the notes and common stock issuable upon conversion of the notes that are not affiliates of ours are able to sell all such securities immediately without restriction in accordance with the provisions of Rule 144(k) under the Securities Act;

•	the date on which all of the notes and common stock issuable upon conversion of the notes have been registered under the shelf registration statement and disposed of in accordance with such shelf registration statement; and

•	the date on which all of the notes and common stock issuable upon conversion of the notes have ceased to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise) or been disposed of in accordance with the shelf registration statement.
      After effectiveness of the initial shelf registration statement, upon our receipt of a completed and signed notice and questionnaire from a holder, we will prepare and file (a) a prospectus supplement as soon as practicable and, in any event, within ten business days, or (b) if required, a post-effective amendment to the shelf registration statement or an additional shelf registration statement as soon as practicable and, in any event, within 30 calendar days, provided that we will not be required to file more than once per month, a post-effective amendment or prospectus supplement pursuant to Rule 424(b) under the Securities Act for such purpose. Accordingly, each holder that submits a completed and signed notice and questionnaire after the initial deadline for inclusion in the initial registration statement may experience delay in being named as a selling securityholder in the registration statement and being able to deliver a prospectus in connection with the resale of such holder’s notes or common stock issued upon conversion of the notes.
      We cannot assure you that we will be able to maintain an effective and current registration statement as required. The absence of such a registration statement may limit a holder’s ability to sell notes and/or the common stock issuable upon conversion of such notes or adversely affect the price at which such securities can be sold.
      We will:

•	provide to each holder for whom a shelf registration statement was filed, upon request and without charge, copies of the prospectus that is a part of such shelf registration statement;

•	notify each such holder when a shelf registration statement has become effective;

•	notify each such holder of the commencement of any suspension period; and

•	take certain other actions as are required to permit unrestricted resales of the notes and the common stock issuable upon conversion of the notes.
      Each holder who sells securities pursuant to the shelf registration statement generally will be:

•	required to be named as a selling securityholder in the related prospectus;

•	required to deliver a prospectus to its purchaser;

•	subject to certain of the civil liability provisions under the Securities Act in connection with such holder’s sales; and

•	bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification rights and obligations).
      We may suspend the holders’ use of the prospectus for a period not to exceed 45 calendar days in any 90 calendar-day period, and not to exceed an aggregate of 120 calendar days in any 12-month period, if our board of directors shall have determined in good faith that because of valid business reasons, including the acquisition or divestiture of assets, pending corporate developments and similar events or because of filings with the SEC, it is in our best interests to suspend such use, and prior to suspending such use we provide the holders with written notice of such suspension, which notice need not specify the nature of the event giving rise to such suspension. If the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction, we may extend the 45 calendar day suspension period to 60 calendar days.
      The registration rights agreement provides that if:

•	the shelf registration statement had not been filed with the SEC on or prior to 90 calendar days after the first date of original issuance of the notes;

•	the shelf registration statement had not been declared effective by the SEC on or prior to 180 calendar days after the first date of original issuance of the notes;

•	an effective shelf registration statement ceases to be effective or usable in connection with resales of notes and the common stock issuable upon conversion of the notes (other than due to a suspension period or without a replacement shelf registration statement being effective) and we do not cause the shelf registration statement to become effective or usable within five business days by filing a post-effective amendment, prospectus supplement or report pursuant to the Exchange Act;

•	any suspension period, if applicable, exceeds 45 days (or 60, if applicable), whether or not consecutive, in any 90-day period, or 120 days, whether or not consecutive, in any 12-month period, during the period in which we are obligated to maintain an effective shelf registration statement; or

•	subsequent to the effectiveness of the initial registration statement, we shall fail to comply with our obligation to name in the prospectus, as a selling securityholder, a holder of notes and the common stock issuable upon conversion of the notes that has returned a completed and signed notice and questionnaire, each such event referred to in the bullet points above being referred to as a “registration default,” then additional interest will accrue on the notes from and including the calendar day following the registration default to but excluding the earlier of (1) the calendar day on which all registration defaults have been cured and (2) the date that the shelf registration statement is no longer required to be kept effective. Additional interest will be paid in cash semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which such additional interest begins to accrue, and will accrue on the notes at a rate per year equal to 0.25% for the first 90-day calendar period. The amount of additional interest will increase by an additional per annum rate of 0.25% with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of additional interest for all registration defaults of 1.00% per annum on the principal amount of notes. Additional interest, if any, shall be payable only to holders who have duly returned a completed and signed notice and questionnaire and, in respect of a registration default described in the final bullet point above, additional interest, if any, shall be payable only to the holders to whom such registration default relates. We will have no other liability for monetary damages with respect to any of our registration obligations.
      We will not pay any additional interest on any note after it has been converted into cash and, if applicable, shares of our common stock.

DESCRIPTION OF CAPITAL STOCK
      The following description is a general summary of the terms of our common stock and preferred stock. The description below does not include all of the terms of the common stock and preferred stock and should be read together with our Articles of Incorporation, Bylaws and the rights agreement governing our stockholder rights plan, copies of which have been filed with the SEC.
General
      Under our Articles of Incorporation, we are authorized to issue 75,000,000 shares, of which 50,000,000 shall be shares of common stock, without par value, and 25,000,000 shall be shares of preferred stock, without par value. As of June 30, 2006, 15,953,535 shares of common stock were issued and outstanding. In addition, as of June 30, 2006, 69,396 shares of common stock were issuable under outstanding stock options granted under our stock option plans. We have not issued any shares of our preferred stock. However, in connection with the stockholders rights plan described below, the board of directors has designated 200,000 shares of preferred stock as Series A participating preferred stock.
Common Stock
      Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. There are no cumulative voting rights. Holders of common stock have no preemptive or conversion rights and are entitled to receive ratable dividends when and if declared by the board of directors out of funds legally available for the payment of dividends, subject to any preferential rights of any then-outstanding preferred stock. There are no redemption or sinking fund provisions applicable to common stock. Subject to the rights of holders of any preferred stock, holders of common stock are entitled to share ratably in our assets legally available for distribution to stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.
      Our common stock is listed on the New York Stock Exchange under the symbol “GBX.”
Preferred Stock
      The board of directors may, without further action by the shareholders, subject to the New York Stock Exchange rules, issue preferred stock in one or more series and fix the rights and preferences of the preferred stock, including voting rights, dividend rates, conversion rights, terms of redemption (including sinking fund provisions) and liquidation preferences. The issuance of preferred stock by action of the board of directors could adversely affect the voting power, dividend rights and other rights of holders of common stock. Issuance of a series of preferred stock also could, depending upon the terms of series, impede the completion of a merger, tender offer or other takeover attempt.
      In connection with the stockholders rights plan described below, the board has designated 200,000 shares of preferred stock as Series A participating preferred stock, without par value. None of these shares of preferred stock have been issued or are outstanding. The number of shares of Series A participating preferred stock may be increased or decreased by the board without shareholder approval provided that the number of shares of Series A participating preferred stock is at least equal to the number of shares outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities.
      When the Series A participating preferred stock is issued, each holder of one one-hundredth of a share of Series A participating preferred stock will be entitled to one vote on all matters to be voted upon by the shareholders. Except as otherwise provided, holders of Series A participating preferred stock and common stock will vote together as a single class. The Series A participating preferred stock will rank junior to all other series of our preferred stock as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up, but senior to our common stock. Shares of Series A participating preferred stock will not be redeemable.

Antitakeover Provisions
      Our Articles of Incorporation and Bylaws, as currently in effect, contain provisions that may have the effect of delaying, deferring or preventing a change in control of our ownership or management. They provide for:

•	A classified board of directors, with each class containing as nearly as possible one-third of the total number of members of the board of directors and the members of each class serving for staggered three-year terms;

•	A vote of at least 55% of our voting securities to amend some provisions of the Articles of Incorporation;

•	No less than 120 days’ advance notice with respect to nominations of directors or other matters to be voted on by shareholders other than by or at the direction of the board of directors;

•	Removal of directors only with cause;

•	the calling of special meetings of shareholders only by the president, a majority of the board of directors or the holders of not less than 25% of all votes entitled to be cast on the matters to be considered at such meeting; and

•	The designation of the terms of preferred stock issuable pursuant to a stockholder rights plan, as described below.
Antitakeover Effects of Provisions of Oregon Law
      Oregon Takeover Statute; Hostile Takeovers. The Oregon Control Share Act (“OCSA”) regulates the process by which a person may acquire control of certain Oregon-based corporations without the consent and cooperation of the board of directors. The OCSA provisions restrict a shareholder’s ability to vote shares of stock acquired in certain transactions not approved by the board that cause the acquiring person to gain control of a voting position exceeding one-fifth, one-third, or one-half of the votes entitled to be cast in an election of directors. Shares acquired in a control share acquisition have no voting rights except as authorized by a vote of the shareholders. A corporation may opt out of the OCSA by provision in the corporation’s articles of incorporation or bylaws. We have not opted out of the coverage of the OCSA.
      Interested Shareholder Transactions. Except under certain circumstances, the Oregon Business Corporation Act (the “OBCA”) prohibits a “business combination” between a corporation and an “interested shareholder” within three years of the shareholder becoming an “interested shareholder.” Generally, an “interested shareholder” is a person or group that directly or indirectly owns, controls, or has the right to acquire or control, the voting or disposition of 15% or more of the outstanding voting stock or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years. A “business combination” is defined broadly to include, among others, (i) mergers and sales or other dispositions of 10% or more of the assets of a corporation with or to an interested shareholder, (ii) certain transactions resulting in the issuance or transfer to the interested shareholder of any stock of the corporation or its subsidiaries, (iii) certain transactions which would result in increasing the proportionate share of the stock of a corporation or its subsidiaries owned by the interested shareholder, and (iv) receipt by the interested shareholder of the benefit (except proportionately as a shareholder) of any loans, advances, guarantees, pledges, or other financial benefits.
      A business combination between a corporation and an interested shareholder is prohibited for three years following the date that the shareholder became an “interested shareholder” unless (i) prior to the date the person became an interested shareholder, the board of directors approved either the business combination or the transaction which resulted in the person becoming an interested shareholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested shareholder, that person owns at least 85% of the corporation’s voting stock outstanding at the time the transaction is commenced (excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (iii) the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3 % of the outstanding voting stock not owned by the interested shareholder.
      These restrictions placed on interested shareholders by the OBCA do not apply under certain circumstances, including, but not limited to, the following: (i) if the corporation’s original articles of incorporation contain a provision expressly electing not to be governed by the applicable section of the OBCA; or (ii) if the corporation, by action of its shareholders, adopts an amendment to its bylaws or articles of incorporation expressly electing not to be governed by the applicable section of the OBCA, provided that such an amendment is approved by the affirmative vote of not less than a majority of the outstanding shares entitled to vote. Such an amendment, however, generally will not be effective until 12 months after its adoption and will not apply to any business combination with a person who became an interested shareholder at or prior to such adoption. We have not elected to be outside the coverage of the applicable sections of the OBCA.
      Board Of Directors’ Criteria For Evaluating Business Combinations. Under the OBCA, members of the board of directors of a corporation are authorized to consider certain factors in determining the best interests of the corporation when evaluating any (i) offer of another party to make a tender or exchange offer, (ii) merger or consolidation proposal, or (iii) offer of another party to purchase or otherwise acquire all or substantially all of the assets of the corporation. These factors include the social, legal and economic effects on employees, customers and suppliers of the corporation and on the communities and geographical areas in which the corporation and its subsidiaries operate, the economy and the state of the nation, the long-term and short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation, and other relevant factors.
Stockholder Rights Plan
      On July 13, 2004, our board of directors adopted a stockholder rights plan pursuant to which each stockholder of record as of July 26, 2004 received a dividend distribution of one preferred stock purchase right per share of common stock. The terms of the stock purchase rights are set forth in a rights agreement, as amended on November 9, 2004 and February 5, 2005, between us and a rights agent designated for this purpose. Each right initially entitles the registered holder to purchase one one-hundredth of a share of Series A participating preferred stock, without par value, at a price of $100 per right, subject to adjustment. The rights are not presently exercisable. Until they become exercisable, the rights will automatically trade with the underlying common stock and no separate preferred stock purchase rights certificates will be distributed at this time. The rights can be exercised on a cashless basis at the discretion of the board of directors. The rights will expire at the earlier of July 26, 2014 or the redemption or exchange of the rights. The board may amend or terminate the rights plan at any time or redeem the rights for $0.01 per right at anytime until ten days after a person or group meets a triggering threshold as described below.
      The rights become exercisable ten days following the date a person or group first acquires 12% or more of our common stock or ten business days following the commencement of a tender offer, the consummation of which would result in a person or group beneficially owning 12% or more of our outstanding common stock.
      If the rights become exercisable as described in the preceding paragraph, each holder of rights will be entitled to exercise such rights in order to receive that number of shares of our common stock equal to twice the exercise price of the rights. In addition, in the event of a business combination or certain sale transactions, the rights permit their holders to receive, upon the exercise at the then-current exercisable price, that number of shares of the acquirer’s or surviving corporation’s common stock having a market value of two times the exercise rice of the right. At any time after a person or group acquires 12% or more of our common stock and before the person or group acquires 50% or more of our common stock, we may exchange all of the then-outstanding rights for common stock at an exchange ration of one share of common stock per rights, subject to readjustment. In each case, the rights associated with the shares of our common stock owned by the triggering person or group are not exercisable.

Number of Directors; Filling Vacancies
      Our Bylaws, as currently in effect, provide that the number of directors shall be eight. The shareholders and the board of directors have the authority to adopt, repeal or amend the bylaws. The affirmative vote of a majority of the total number of votes of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, may remove any director only with cause. Unless previously filled by the holders of at least a majority of the shares of capital stock entitled to vote for the election of directors, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
Introduction
      The following is a summary of certain U.S. federal income tax consequences of the purchase, ownership and disposition of notes and the ownership of shares of common stock into which the notes may be converted, as of the date hereof. This summary does not deal with persons subject to special treatment under the U.S. federal income tax laws, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax exempt organizations, insurance companies, persons holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, persons who are investors in a pass-through entity, or U.S. persons whose “functional currency” is not the U.S. dollar.
      This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. This summary does not represent a detailed description of the U.S. federal income tax consequences to a holder in light of such holder’s particular circumstances. We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.
      As used herein, the term “U.S. Holder” means a beneficial owner of notes or shares of common stock that is for U.S. federal income tax purposes:

•	a citizen or resident of the U.S. (including certain former citizens and former long-term residents);

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any political subdivision of the U.S.;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (i) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
A “Non-U.S. Holder” is a beneficial owner of notes or shares of common stock that is not a U.S. Holder or partnership. Non-U.S. Holders are subject to special U.S. federal income tax considerations, some of which are discussed below. Special rules may apply to certain Non-U.S. Holders such as “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid federal income tax or, in certain circumstances, United States expatriates. Such Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.
      If a partnership holds our notes or shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If a holder is a partner of a partnership holding our notes or shares of common stock, such holder should consult his, her or its tax advisors.
      This discussion is for general information purposes only and does not constitute legal advice. Persons considering the purchase of notes should consult their own tax advisors concerning the particular U.S. federal Income tax consequences to such persons of the ownership of the notes, as well as the federal estate, gift, or excise tax rules or consequences arising under the laws of any other taxing jurisdiction.

Classification of the Notes
      Pursuant to the terms of the indenture, we and each holder of the notes agreed, for U.S. federal income tax purposes, to treat the notes as indebtedness that is subject to the regulations governing contingent payment debt instruments and the remainder of this discussion assumes that the notes will be so treated.
      No authority directly addresses the treatment of all aspects of the notes for U.S. federal income tax purposes. The Internal Revenue Service (“IRS”) has issued Revenue Ruling 2002-31 and Notice 2002-36, in which the IRS addressed the U.S. federal income tax classification and treatment of a debt instrument similar, although not identical, to the notes, and the IRS concluded that the debt instrument addressed in that published guidance was subject to the contingent payment debt instrument regulations. In addition, the IRS clarified various aspects of the applicability of certain other provisions of the Code to the debt instrument addressed in that published guidance. The applicability of Revenue Ruling 2002-31 and Notice 2002-36 to any particular debt instrument, however, such as the notes, is uncertain. In addition, no rulings are expected to be sought from the IRS with respect to any of the U.S. federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. As a result, no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described below. A different treatment of the notes for U.S. federal income tax purposes could significantly alter the amount, timing, character, and treatment of income, gain or loss recognized in respect of the notes from that which is described below and could require a U.S. Holder to accrue interest income at rate different from the “comparable yield” rate described below.
Consequences to U.S. Holders
      Interest Income on the Notes. Under the rules governing contingent payment debt obligations, you generally will be required to accrue interest income on the notes, in the amounts described below, regardless of whether you use the cash or accrual method of tax accounting. Accordingly, you generally will be required to include interest in taxable income in each year in excess of the payments actually received on the notes in that year.
      Under the rules governing contingent payment debt obligations, you must accrue an amount of ordinary interest income for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of a note that equals:

•	the product of (i) the adjusted issue price of the note as of the beginning of the accrual period; and (ii) the comparable yield to maturity (as defined below) of the note, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that you held the note.
      The issue price of a note is the first price at which a substantial amount of the notes were sold to investors, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a note is generally equal to its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below and decreased by the projected amounts of any payments (in accordance with the projected payment schedule described below) previously made with respect to the note.
      The term “comparable yield” means the annual yield that an issuer of a contingent payment debt obligation would pay, as of the initial issue date, on a fixed rate, non-convertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the instrument. We have determined that the comparable yield for the notes is 7.75%, compounded semi-annually.
      We are required to provide you, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments on the notes. This schedule must produce the comparable yield. The projected payment schedule includes estimates for payments of contingent interest and an estimate for a payment at maturity taking into account the conversion feature. The comparable yield and projected payment schedule are available from us by telephoning Investor Relations at (503) 684-7000 or submitting a written request to The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, OR 97035, Attention: Investor Relations.
      You have agreed to (and, for U.S. federal income tax purposes, must) use the comparable yield and projected payment schedule in determining your interest accruals, and the adjustments thereto described below, in respect of the notes. Although under U.S. federal income tax law you would generally be permitted to determine your own comparable yield or projected payment schedule if you were to timely disclose and justify the use of those other estimates to the IRS and establish that our comparable yield or schedule of projected payments is unreasonable, you have agreed in the indenture to be bound by our projected payment schedule and our determination of the rate at which interest will be deemed to accrue for U.S. federal income tax purposes.
      The comparable yield and projected payment schedule are not determined for any purpose other than for the determination of your interest accruals and adjustments thereof in respect of the notes for U.S. federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable to the notes.
      Adjustments to Interest Accruals on the Notes. If you were to receive actual payments with respect to a note in a taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, you would incur a “net positive adjustment” equal to the amount of such excess. You would treat the “net positive adjustment” as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property received in that year.
      If you were to receive actual payments with respect to a note in a taxable year that in the aggregate were less than the amount of the projected payments for that taxable year, you would incur a “net negative adjustment” equal to the amount of such deficit. This adjustment will (1) reduce your interest income on the notes for that taxable year, and (2) to the extent of any excess after the application of (1), give rise to an ordinary loss to the extent of your interest income on the note during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments.
      Any negative adjustment in excess of the amounts described in (1) and (2) will be carried forward to offset future interest income in respect of the note or to reduce the amount realized upon a sale, exchange, conversion, repurchase or redemption of the note.
      Special rules will apply if the amount of a contingent payment on a debenture becomes fixed more than six months prior to the due date of the payment. Generally, in this case you would be required to make adjustments to account for the difference between the present value of the amount so treated as fixed and the present value of the projected payment. Your tax basis in the debenture would also be affected. You are urged to consult your tax advisor concerning the application of these special rules.
      Sale, Exchange, Conversion, Repurchase or Redemption. Generally, the sale, exchange, conversion, repurchase or redemption of a note will result in taxable gain or loss to you. As described above, our calculations of the comparable yield and the projected payment schedule for the notes include the receipt of stock upon conversion as a contingent payment with respect to the notes. Accordingly, we intend to treat the receipt of cash and our common stock by you upon a conversion of a note as a contingent payment. As described above, you will agree in the indenture to be bound by our determination of the comparable yield and projected payment schedule. Under this treatment, conversion of a note will also result in taxable gain or loss to you. The amount of gain or loss on a taxable sale, exchange, conversion, repurchase or redemption will be equal to the difference between (1) the amount of cash plus the fair market value of any other property received by you, including the fair market value of any common stock received upon a conversion, reduced by any negative adjustment carryforward as described above, and (2) your adjusted tax basis in the note. Your adjusted tax basis in a note will generally be equal to your original purchase price for the note, increased by any interest income previously accrued by you (determined without regard to any adjustments to interest accruals described above) and decreased by the amount of any projected payments that previously have been scheduled to be made on the note without regard to the actual amount paid. Gain recognized upon a sale, exchange, conversion, repurchase or redemption of a note will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustment previously taken into account as ordinary loss, and thereafter, as capital loss (which will be long-term if the note is held for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations. A U.S. Holder who sells a debenture at a loss, or who converts a debenture into our common stock at a loss, that meets certain thresholds may be required to report the sale to the Internal Revenue Service as a “reportable transaction.”
      Your tax basis in our common stock received upon a conversion of a note will equal the then current fair market value of such common stock. Your holding period for the common stock received will commence on the day immediately following the date of conversion.
      Constructive Distributions. The conversion rate of the notes will be adjusted in certain circumstances. See “Description of Notes — Conversion Rate Adjustments; Adjustment to Conversion Rate Upon Certain Corporate Transactions.” Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to such holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to a U.S. Holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. Holder of notes will be deemed to have received a distribution even though they have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to a non-corporate U.S. Holder would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received. It is also unclear whether corporate U.S. Holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends.
      Distributions on Shares of our Common Stock. Distributions paid on our common stock, other than certain pro rata distributions of shares of our common stock, will be treated as dividends to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in income by a U.S. Holder and taxable as ordinary income when received. Dividends paid to a U.S. Holder that is a corporation may qualify for the dividends received deduction. Dividends received in years beginning prior to 2011 by a non-corporate U.S. Holder may be subject to U.S. federal income tax at a reduced maximum rate of 15% if such U.S. Holder held the shares for at least 61 days during the 121-day period beginning on the date that is 60 days before the shares become ex-dividend with respect to such dividend and certain other conditions are met. U.S. Holders should consult their own tax advisors regarding the implications of these rules to their particular circumstances. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of a U.S. Holder’s investment, up to and in reduction of the U.S. Holder’s tax basis in shares of our common stock issued upon conversion of the notes. Any remaining excess will be treated as capital gain.
      Sale or Other Disposition of Shares of our Common Stock. A U.S. Holder will generally recognize capital gain or loss on the sale or other taxable disposition of shares of common stock, if any, received upon conversion of the notes for U.S. federal income tax purposes, which will be long-term capital gain or loss if such holder held shares of our common stock for more than one year. The amount of gain or loss will be equal to the difference between (i) a U.S. Holder’s tax basis in the shares of common stock disposed of and (ii) the amount such holder realizes on the disposition. A U.S. Holder’s basis and holding period in common stock received upon conversion of a note are determined as discussed above. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, are generally subject to a maximum regular U.S. federal income tax rate of 15%. The deductibility of capital losses is subject to limitations.

      Information Reporting and Backup Withholding. Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to a U.S. Holder unless such holder is an exempt recipient such as a corporation. Backup withholding tax (currently at a rate of 28%) will apply to those payments if a U.S. Holder fails to furnish his, her or its taxpayer identification number (“TIN”), or furnishes an incorrect TIN, or is notified by the IRS that such U.S. Holder has failed to report in full interest and dividend income.
      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.
Consequences to Non-U.S. Holders
      Payments with Respect to the Notes. All payments on the notes made to you, including a payment in our common stock pursuant to a conversion, and any gain realized on a sale or exchange of the notes, will be exempt from United States income and withholding tax, provided that: (i) you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) you are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, (iii) you certify, under penalties of perjury, to us or our paying agent on IRS Form W-8BEN that you are not a U.S. person and certain other requirements are satisfied, (iv) such payments and gain are not effectively connected with the conduct by you of a trade or business in the United States or, if a treaty applies (and the holder complies with the applicable certification and other requirements to claim treaty benefits) is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States, and (v) with respect only to gain realized on a sale, exchange or conversion of the notes, our common stock continues to be actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Code and we have not been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or your holding period, whichever is shorter. We believe that we have not been during the past five years, are not, and do not anticipate becoming, a U.S. real property holding corporation; however no assurance can be given in this regard.
      If all of these conditions are not met, a 30% U.S. withholding tax will apply to interest income on the notes, which will be withheld from scheduled interest payments, contingent interest payments or principal payments on the notes, to the extent thereof, unless either (i) an applicable income tax treaty reduces or eliminates such tax or (ii) the interest is effectively connected with a U.S. trade or business and, in each case, the Non-U.S. Holder complies with applicable certification requirements. If clause (ii) applies, a Non-U.S. Holder will generally be subject to U.S. federal income tax on the net gain derived from the sale in the same manner described under “Income Effectively Connected with a United States Trade or Business.” We urge Non-U.S. Holders to consult their tax advisors for information on the impact of these withholding regulations.
      Constructive Dividends on the Notes. If you were deemed to have received a constructive dividend (see “— U.S. Holders — Constructive Distributions” above), however, you would generally be subject to U.S. withholding tax at a 30% rate on the amount of such dividend, thereby potentially reducing the amount of interest payable to you, subject to reduction (i) by an applicable treaty if you provide an IRS Form W-8BEN certifying that you are entitled to such treaty benefits or (ii) upon the receipt of an IRS Form W-8ECI from you claiming that the constructive dividend on the notes is effectively connected with the conduct of a United States trade or business.
      Payments on Common Stock. Dividends paid to a Non-U.S. Holder of common stock will generally be subject to withholding tax at a 30% rate subject to reduction (a) by an applicable treaty if you provide an IRS Form W-8BEN certifying that you are entitled to such treaty benefits or (b) upon the receipt of an IRS Form W-8ECI from you claiming that the payments are effectively connected with the conduct of a United States trade or business.
      You will generally not be subject to U.S. federal income tax on gain realized on the sale or exchange of the common stock received upon a conversion of notes unless (a) the gain is effectively connected with the conduct by you of a United States trade or business (or, if a treaty applies, is attributable to a permanent establishment maintained by you in the United States) or (b) in the case that you are a nonresident alien individual, you have been present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (c) we will have been a U.S. real property holding corporation at any time within the shorter of the five-year period preceding such sale or exchange and your holding period in the common stock. We believe that we have not been during the past five years, are not and do not anticipate becoming, a U.S. real property holding corporation; however, no assurance can be given in this regard.
      If clause (a) applies, a Non-U.S. Holder will generally be subject to U.S. federal income tax on the net gain derived from the sale in the same manner described under “Income Effectively Connected with a United States Trade or Business”. An individual Non-U.S. Holder described in clause (b) will be subject to U.S. federal income tax at a 30% rate, or at a lower rate specified in an applicable income tax treaty, on the gain derived from the sale or exchange, which gain may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States.
      Income Effectively Connected with a United States Trade or Business. If you are engaged in a trade or business in the United States, and if interest on the notes, dividends on our common stock, or gain realized on the sale, exchange, conversion or other disposition of the notes and gain realized on the sale or exchange of our common stock is effectively connected with the conduct of such trade or business or, if a treaty applies, is attributable to a permanent establishment maintained by you within the United States, then you, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular U.S. federal income tax on such interest, dividends or gain in the same manner as if you were a U.S. Holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of your effectively connected earnings and profits for the taxable year, subject to certain adjustments.
      Information Reporting and Backup Withholding. Generally, we must report to the IRS and to a Non-U.S. Holder the amount of interest and dividends paid to such holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.
      In general, a Non-U.S. Holder will not be subject to backup withholding with respect to payments of interest or dividends that we make to such holder provided that we do not have actual knowledge or reason to know that such holder is a U.S. person, as defined under the Code, and we have received from a Non-U.S. Holder the appropriate certifications that it is not a U.S. person.
      In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of notes and common stock made within the U.S. or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that a Non-U.S. Holder is a U.S. person, as defined under the Code, or a Non-U.S. Holder otherwise establishes an exemption.
      Payments of the proceeds from a disposition by a Non-U.S. Holder of a note or common stock made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:

•	a U.S. person;

•	a controlled foreign corporation for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period; or a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons, as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a U.S. trade or business.
Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION
      The notes and the common stock into which the notes are convertible are being registered to permit public secondary trading of these securities from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale by the selling securityholders of the notes or the common stock issuable upon conversion of the notes. The aggregate proceeds to the selling securityholders from the sale of the notes or common stock issuable upon conversion of the notes will be the purchase price of such securities less any discounts and commissions. A selling securityholder reserves the right to accept and, together with its agents, to reject, any proposed purchase of notes or common stock to be made directly or through agents.
      The notes and the common stock issuable upon conversion of the notes may be sold from time to time to purchasers:

•	directly by the selling securityholders and their successors; or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the common stock issuable upon conversion of the notes. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.
      The selling securityholders and any underwriters, broker-dealers or agents who participate in the distribution of the notes and the common stock issuable upon conversion of the notes may be deemed to be “underwriters” within the meaning of Section 2(11) the Securities Act. As a result, any profits on the sale of such securities by selling securityholders and any discounts, commission or concessions received by any such broker-dealer or agents may be deemed to be underwriting discounts and commissions within the meaning of the Securities Act. Selling securityholders who are deemed to be underwriters may be subject to certain statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling securityholders who are deemed to be underwriters will also be subject to the prospectus delivery requirements of the Securities Act.
      If the notes and the common stock issuable upon conversion of the notes are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.
      The notes and the common stock issuable upon conversion of the notes may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.
      These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the notes and common stock issuable upon conversion of the notes may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing and exercise of options, whether such options are listed on an options exchange or otherwise; or

•	any other transactions permitted under applicable law.
      These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

      In connection with the sale of notes and the common stock issuable upon conversion of the notes, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or other financial institutions may in turn engage in short sales of notes or the common stock issuable upon conversion of the notes in the course of hedging their positions. The selling securityholders may also sell the notes and common stock issuable upon conversion of the notes short and deliver such notes and common stock to close out short positions, or loan or pledge such securities to broker-dealers that in turn may sell such securities.
      To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the common stock issuable upon conversion of the notes.
      Our common stock is listed on the New York Stock Exchange under the symbol “GBX.” We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. Accordingly, we can offer no assurance as to the development of liquidity or any trading market for the notes.
      There can be no assurance that any selling securityholder will sell any or all of the notes or the common stock issuable upon conversion of the notes pursuant to this prospectus. Further, we cannot assure you that any such selling securityholder will not transfer, devise or gift such securities by other means not described in this prospectus. In addition, any notes or shares of common stock issuable upon conversion of the notes covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The notes and the common stock issuable upon conversion of the notes may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock issuable upon conversion of the notes may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.
      The selling securityholders and any other person participating in the sale of notes or the common stock issuable upon conversion of the notes will be subject to the Exchange Act. The Exchange Act rules include (and any successor rules or regulations may include), without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the common stock issuable upon conversion of the notes by the selling securityholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of such securities and the ability of any person or entity to engage in market-making activities with respect to such securities.

EXPERTS
      The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended August 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
LEGAL MATTERS
      Certain legal matters in connection with the notes and the common stock issuable upon conversion of the notes have been passed upon for us by Squire, Sanders & Dempsey L.L.P.